UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NeoGenomics, Inc.

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April 14, 2022

NeoGenomics, Inc.

9490 NeoGenomics Way

Fort Myers, Florida 33912

To our Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend our 2022 Annual Meeting of Stockholders of NeoGenomics, Inc., which will be held on Thursday, June 2, 2022, at 10:00 a.m., Eastern Time. The 2022 Annual Meeting will be a completely virtual meeting conducted via live webcast.

Details regarding the meeting and the business to be conducted are described in the accompanying Proxy Statement. In addition to considering the matters described in the Proxy Statement, we will report on matters of interest to our stockholders.

We are pleased to inform you that instead of a paper copy of our proxy materials, most of our stockholders will be mailed a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) on April 14, 2022. The Notice of Internet Availability contains instructions on how to access proxy materials and how to submit your proxy over the internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials, if desired. All stockholders who do not receive a Notice of Internet Availability will be mailed a paper copy of the proxy materials. Furnishing proxy materials over the internet allows us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend the live webcast of the 2022 Annual Meeting. Please vote electronically over the internet, by telephone, or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the 2022 Annual Meeting. Instructions on how to vote while participating at the meeting live via the internet are posted at www.virtualshareholdermeeting.com/NEO2022.

On behalf of the Board of Directors and management, we thank you for your continued support and confidence in NeoGenomics.

Sincerely,

Lynn A. Tetrault

Executive Chair of the Board of Directors

Notice of 2022 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NeoGenomics, Inc., will be held on Thursday, June 2, 2022, at 10:00 a.m., Eastern Time. The 2022 Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the 2022 Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NEO2022. For instructions on how to attend and vote your shares at the 2022 Annual Meeting, see the information in the accompanying Proxy Statement.

ITEMS OF BUSINESS:

1. To elect seven directors from the nominees named in the attached Proxy Statement.

2. To approve, on a non-binding advisory basis, executive compensation.

3. To approve the Third Amendment of the Employee Stock Purchase Plan (as amended and restated).

4. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2022.

5. To consider any other business properly brought before the 2022 Annual Meeting.

RECORD DATE:

You can vote if you were a stockholder of record as of the close of business on April 5, 2022.

PROXY VOTING:

It is important that your shares be represented at the 2022 Annual Meeting regardless of the number of shares you hold. Whether or not you expect to virtually attend, please complete, date, sign and return the accompanying proxy card in the enclosed envelope or use the telephone or internet method of voting as described on your proxy card to ensure the presence of a quorum at the meeting. Even if you have voted by proxy and you virtually attend the meeting, you may, if you prefer, revoke your proxy and vote your shares virtually.

By Order of the Board of Directors

Halley E. Gilbert

Corporate Secretary

Important notice regarding the availability of proxy materials for the 2022 Annual Meeting of Stockholders to be held on Thursday, June 2, 2022. Our 2022 Proxy Statement and 2021 Annual Report to Stockholders are available at www.proxyvote.com.

NEOGENOMICS, INC.

PROXY STATEMENT FOR THE

2022 ANNUAL MEETING OF STOCKHOLDERS

NeoGenomics, Inc. (“we,” “us,” “our,” “NeoGenomics,” or the “Company”), having its principal executive offices at 9490 NeoGenomics Way, Fort Myers, Florida 33912, is providing these proxy materials in connection with the 2022 Annual Meeting of Stockholders of NeoGenomics, Inc. (the “2022 Annual Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the 2022 Annual Meeting.

The following is a summary of certain key disclosures in our Proxy Statement. This is only a summary and may not contain all the information that is important to you. For more complete information, please review the full Proxy Statement as well as our 2021 Annual Report, which includes our Annual Report on Form 10-K, as filed with the SEC on February 25, 2022.

Proposal 1 - Election of Directors

•   Six of our seven Director nominees are independent and represent a diverse background of qualifications and experience.

•   Our Board represents 43% gender and 14% racial /ethnic diversity.

•   All four Board Committees are independent.

The Board recommends a vote FOR each Director nominee. Further information beginning on page 8.

Proposal 2 - Advisory Vote on Executive Compensation

•   We strive for pay-for-performance and believe that performance objectives should align with our strategy over the long-term.

•   Our compensation philosophy is focused on providing compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management.

The Board recommends a vote FOR this proposal. Further information beginning on page 16.

Proposal 3 - Approval of the Third Amendment of the Employee Stock Purchase Plan (As Amended and Restated)

•   The approval of the Third Amendment of the Employee Stock Purchase Plan (as amended and restated) will increase the number of shares of common stock reserved for issuance under the ESPP by 1,000,000 shares to 2,500,000 shares and will extend the term of the Plan until June 2, 2032.

The Board recommends a vote FOR this proposal. Further information beginning on page 17.

Proposal 4 - Ratification of Independent Registered Accounting Firm

• The Audit Committee of the Board has appointed Deloitte & Touche LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	The Board recommends a vote FOR this proposal. Further information beginning on page 21.

Corporate Governance

Transforming Patient Care by Living our Values

We believe that strong corporate governance practices provide a framework for the Board’s oversight of the short-term and long-term health, strategy and overall success of NeoGenomics. We have established Corporate Governance Guidelines and a Code of Business Conduct and Ethics that provide the foundation for our values of quality, integrity, accountability, teamwork and innovation. Our commitment to integrity and ethics starts at the top with our Board and senior management and extends to every NeoGenomics employee.

We recognize that the Board’s role and oversight extends to sustainability, human capital management, and environmental impact. We continue to have meaningful internal and external conversations about environmental, social and governance (“ESG”) policies and initiatives and are increasing our focus on related efforts. We believe that progress on these objectives aligns with our vision and further supports our progress towards our near and long-term strategic objectives.

Environmental, Social and Governance

We are passionate about promoting a World-Class Culture through employee engagement, training and development, wellness, work-life balance, and communication initiatives. We believe that a diverse and inclusive workforce, where all perspectives are recognized and respected, positively impacts our performance and strengthens our culture. We strive to promote a workplace in which people of diverse race, ethnicity, veteran status, marital status, socio-economic level, national origin, religious belief, physical ability, sexual orientation, age, class, political ideology, and gender identity and expression participate in, contribute to, and benefit equally.

Diversity, Equity, Inclusion & Belonging Vision

Cancer doesn’t discriminate, and neither do we.

While placing the value of people at the heart of our organization, we challenge ourselves every day to be more inclusive with our teams, clients, and community. We create an environment where culture engenders growth and innovation. We are champions of diversity and inclusion and take action to create an equitable culture where everyone belongs.

Our commitment to maintaining an excellent workplace includes investing in ongoing opportunities for employee development in a diverse and inclusive environment. We have worked to reflect gender and ethnic diversity and inclusion on our Board and diversity in gender and ethnicity is well-established within our workforce. As of December 31, 2021, women made up 59% of our global workforce, 20% of our workforce was in supervisory or higher positions, and of that, 53% were female. With regard to the Company’s top two management tiers, 44% of our executive team and our vice presidents were women and 33% of our Board of Directors were women. Ethnicity is also strongly represented: 52% of our workforce and 11% of our Board of Directors were racially or ethnically diverse. Diversity is an active conversation at NeoGenomics including through employee-initiated and employee-led employee resource groups (“ERGs”) such as LGBTQ@Neo, Women@Neo, Veterans@Neo, We S.T.A.N.D@Neo (Standing Together Against Negativity and Discrimination), and Wellness@Neo. These ERGs reinforce our commitment to diversity by fostering community, providing education and support across the business, and facilitating dialogue on relevant and critical employee topics. We regularly seek the input of all of our employees through both in-person roundtables and anonymous weekly surveys. It is important to us that each of our employees has a voice, equal opportunity and a method to communicate their views in a way that they feel comfortable.

Our employees’ health and safety is important to us. During the COVID-19 pandemic we took measures to support our employees, including de-densifying our laboratories and facilities, adjusting laboratory shifts, restricting visitors to facilities, restricting employee travel, implementing an emergency paid time off policy, and providing remote work-environment training and support. We also established a NeoGenomics program that provided further financial assistance to those employees whose spouses were unable to work due to the pandemic or were otherwise significantly impacted by the pandemic.

In addition, we have established a number of health-focused measures for our employees while recognizing that health extends beyond only physical needs. Our Wellness@Neo ERG has a mission to support the financial, physical, emotional, and social wellness of our employees. The Wellness@Neo ERG sponsors education on a variety of topics including investing, student loan debt, meditation, and yoga. We continually assess the benefits offered to our employees and in addition to competitive health plans, 401(k) matching and ESPP we offer contributions towards our employees’ student loan debt, tuition reimbursement, gym and fitness studio credits, and an employee assistance program that provides health, family, legal, and financial assistance. In 2021 NeoGenomics received an Inspiring Change Bronze level Aetna Workplace Well-being Award, demonstrating a strong commitment to improving the health of our employees through a comprehensive well-being strategy.

We also encourage and support community involvement and corporate philanthropy. As part of our social wellness program, we partner with VolunteerMatch Virtual Volunteer Opportunities and with Project Helping, a mental wellness organization that creates meaningful social and accessible volunteer experience to help people improve their mental wellness through service. Each year we also provide corporate giving to organizations that are aligned with our purposes and values. During 2021 we made charitable donations, education grants, sponsorship programs, and research grants.

NeoGREEN Vision

NeoGenomics is committed to upholding sustainable solutions that build trust with our employees, clients and stakeholders.

We believe our corporate responsibility includes a commitment to our environment, which we support through our NeoGREEN initiative. In 2021 we opened a new headquarters in Fort Myers, FL, which includes a new laboratory, warehouse and administrative facilities. We completed the design and construction of our new headquarters in accordance with the Sustainable SITE initiative that ensures that a project’s natural environment is valued and respected throughout every step of the building process. Additionally, we utilized low-emitting materials, energy and water efficient design, and utilize GS-42 certified janitorial and sustainable pest services. As a result, we are proud of NeoGenomics’ achievement of Leadership in Energy and Environmental Design (“LEED”) certification for this facility. Developed by the U.S. Green Building Counsel, LEED is the most widely used green building rating system in the world and an international symbol of sustainability excellence. Our environmental efforts also focus on improvements in our waste, water and energy management.

Corporate Governance Highlights

Independent Board Chair

•   New appointment in 2021 of independent Board Chair, Lynn Tetrault, with seven years’ tenure on NeoGenomics’ Board and extensive healthcare leadership experience. Ms. Tetrault was recently appointed as Executive Chair of the Board and is no longer considered independent.

Independent and diverse director nominees

•   Six of our seven directors are independent

•   All Board committees are comprised of independent directors

•   Four of our seven directors, representing 57% of our directors are diverse (either gender or race/ethnicity)

•   Directors have a broad range of experience, skills and qualifications (see ‘Director Diversity and Expertise’ on page 11)

Executive sessions of non-employee directors	• Non-employee directors meet regularly without management

Active board refreshment	• Balanced mix of short and long-tenured directors • Three of our seven non-employee directors joined the Board within the last two years • Annual election of all directors

Continual assessments

•   Board and Committees complete annual self-evaluations

•   Annual Chief Executive Officer and executive management evaluation in alignment with corporate goals and objectives, including achievement of business and strategic objectives

Stock ownership guidelines	• No hedging or pledging of NeoGenomics stock • Minimum holding requirements for directors and executive officers

Director Nominations. Our Board has a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee considers and recommends candidates for election to the Board and nominees for committee memberships and committee chairs.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity, and sound business judgment. The Nominating Committee seeks individuals from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise as set forth in the Strategic Competencies Matrix. The Nominating Committee also emphasizes the importance of diversity, equity and inclusion with respect to age, gender, race and ethnicity, sexual orientation, and gender identity and believes that an inclusive environment offers the Company and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally when evaluating and recommending candidates for election to the Board, the Nominating Committee will conduct candidate interviews, evaluate biographical information and background material, and assess the skills and experience of candidates against selection criteria set forth in the

Strategic Competencies Matrix in the context of the then-current needs of the Company. In identifying potential director candidates the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms, and any other sources deemed appropriate by the Nominating Committee. The Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations for Board Candidates.”

Board Leadership Structure. Consistent with the Company’s Corporate Governance Guidelines our Board has a policy that allows the Chair of the Board and Chief Executive Officer positions to be separate or combined and, if they are to be separate, allows the Chair of the Board role to be either selected from among the independent directors or an executive officer. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company. Our Board has reviewed the current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors.

Through April 18, 2021, the Board determined it was appropriate that Douglas M. VanOort serve as Chair of the Board and Chief Executive Officer. On April 19, 2021, Mr. VanOort retired as Chief Executive Officer and was appointed Executive Chair of the Board. On October 7, 2021, Mr. VanOort retired as Executive Chair of the Board but remained a Director until November 10, 2021. Upon Mr. VanOort’s retirement as Chief Executive Officer, Mark W. Mallon was appointed Chief Executive Officer and a Director of the Company. On July 16, 2020, Lynn A. Tetrault was appointed Lead Independent Director until her appointment as non-executive Chair of the Board on October 7, 2021. Effective March 28, 2022, Mr. Mallon stepped down from his position as Chief Executive Officer and resigned from the Board. In connection with Mr. Mallon’s resignation, Ms. Tetrault was appointed the Executive Chair of the Board.

Director Independence. Our Corporate Governance Guidelines provide that our Board will consist of a majority of independent directors and in making independence determinations, the Board will observe all applicable requirements, including the applicable corporate governance listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Under Nasdaq rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations the Board reviews information regarding transactions, relationships, and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by Nasdaq rules.

The Board has determined that each of the directors, with the exception of Mr. Mallon, were independent in 2021. Upon Ms. Tetrault’s appointment to Executive Chair of the Board on March 28, 2022 she was no longer independent. The Audit Committee, the Compliance Committee, the Culture and Compensation Committee, and the Nominating and Corporate Governance Committee are each composed entirely of directors who are independent under Nasdaq rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

Board Role in Risk Oversight. The Board administers its enterprise risk oversight function directly and through its Committees. The Board and the Audit Committee have primary oversight over enterprise risks and regularly discuss with management major risk exposures, including cybersecurity, their potential financial impact on the Company, and the steps taken to monitor, control and mitigate those risks. The Nominating and Corporate Governance Committee (“Nominating Committee”) has primary oversight over ESG matters, the Culture and Compensation Committee has primary oversight over risks associated with compensation policies and practices and the Compliance Committee has primary oversight over the Corporate Compliance Program and Code of Business Conduct and Ethics. Please refer to the section “Information Regarding Meetings and Committees of the Board” below for a full description of the responsibilities of each Committee and their role in overseeing the Company’s major risk exposures.

Board of Directors (the “Board”)

• Stay informed of our risk profile and oversee Enterprise Risk Management program • Consider risk in connection with strategic planning and other matters

Audit	Nominating & Corporate Governance	Culture & Compensation	Compliance

•    Enterprise risks, including but not limited to risks relating to IT use and protection, data governance, privacy, and cybersecurity

•    Independent auditor’s qualifications and independence

•    Financial reporting and processes, including ICFR

•    Environmental, Social and Governance matters

•    Investor engagement and communications

•    Review Board size, composition, function and duties

•    Develop and recommend to the Board the Corporate Governance Guidelines and oversee compliance with the Guidelines

•    Review the risks associated with the Corporation’s compensation policies and practices

•    Oversee an annual review of the Corporation’s risk assessment of its compensation policies and practices for its employees

•    Diversity, equity and inclusion

•    Assess management’s implementation of the Corporate Compliance Program elements

•    Assess adequacy and effectiveness of policies and programs to ensure compliance with laws and regulation

•    Monitor significant external and internal investigations

•    Implementation of Code of Conduct

NeoGenomics Management

NeoGenomics Management advises the Board and its Committees of key risks and the status of ongoing efforts to address these risks

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2022 Annual Meeting, a board of seven directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s death, resignation or removal). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board, or the Board may reduce the number of directors to be elected at the 2022 Annual Meeting.

Information as to Nominees and Other Director Information

Background information, as of the date of this proxy statement, about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominees should serve on the Board, is set forth below.

Lynn A. Tetrault, age 59, Executive Chair of the Board. Ms. Tetrault was appointed Executive Chair of the Board effective March 28, 2022. Prior to that time, Ms. Tetrault served as non-executive Chair since October 2021, as Lead Independent Director of the Company from July 2020 to October 2021 and as a director since June 2015. She also serves as an independent director of Rhythm Pharmaceuticals, Inc., a position to which she was appointed in December 2020. Ms. Tetrault has more than 25 years of experience in the healthcare sector. She worked from 1993 to 2014 with AstraZeneca PLC, most recently as Executive Vice President of Human Resources and Corporate Affairs from 2007 to 2014. Ms. Tetrault was responsible for all human resources strategy, talent management, executive compensation and related activities, internal and external communications, government affairs, corporate reputation, and corporate social responsibility for AstraZeneca. Prior to AstraZeneca Ms. Tetrault practiced healthcare and corporate law at Choate, Hall and Stewart in Boston. She is a Fellow and member of the Advisory Board of Simmons University’s Institute for Inclusive Leadership. She is also a member of the board of Paradigm for Parity, a non-profit organization focused on closing the gender parity gap in corporate leadership. Ms. Tetrault has a BA from Princeton University and a JD from the University of Virginia Law School.

Skills and Qualifications: Lynn Tetrault is a dynamic, seasoned executive in the pharmaceutical industry. Having progressed through numerous senior management roles at Astra Zeneca, she acquired extensive human resource and corporate governance experience at the highest level of that company. As the Company continues to grow, Ms. Tetrault’s experience is helping to shape human resource policies and operations as well as the make-up of the Board and its governance policies, and therefore we believe that Ms. Tetrault is well qualified to serve on our Board.

Bruce K. Crowther, age 70, Board Member and Chair of the Culture and Compensation Committee. Mr. Crowther has served as a director since October 2014. Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare for 23 years, before retiring in 2013. Northwest Community Healthcare is an award-winning hospital offering a complete system of care. Mr. Crowther serves on the board of directors of Wintrust Financial Corporation, a public financial holding company and has been a Director of Methode Electronics, Inc., a publicly traded company trading on the NYSE, since 2019. He was previously the Chair and is currently a director of the Max McGraw Wildlife Foundation, a not for profit organization committed to conservation education and research. Mr. Crowther has also served on the board of directors of Gray Matter Analytics, Inc., a privately owned company that provides analytical tools to health systems, since 2018. Mr. Crowther has a BS in Biology and an MBA from Virginia Commonwealth University.

Skills and Qualifications: Mr. Crowther has experience in the healthcare industry and a strong knowledge of the hospital market, having served as Chief Executive Officer of a healthcare system for 23 years. We believe Mr. Crowther’s experience in this role allows him to provide insight into how the Company should manage the hospital market. Because of Mr. Crowther’s extensive industry knowledge and his experience serving on the boards of directors of other public companies, we believe Mr. Crowther is well qualified to serve on our Board.

David J. Daly, age 60, Board Member. Mr. Daly has served as a director since November 2021. Mr. Daly currently serves as the President and Chief Operating Officer at Singular Genomics, a novel next generation sequencing and multi-omics technology platform company. Prior to Singular Genomics, from 2019 to 2021, Mr. Daly served as Chief Executive Officer at Thrive Earlier Detection, a liquid biopsy focused cancer screening company that was acquired by Exact Sciences Corporation. During the course of his extensive career in diagnostics, Mr. Daly has also served in key leadership roles at Illumina, where he was Senior Vice President and General Manager of Commercial Operations for the Americas Region; Foundation Medicine where he was Chief Commercial Officer; Life Technologies where he led the oncology business unit; and Clarient, Inc. where he served as Chief Commercial Officer. Mr. Daly has also held positions with Roche Diagnostics and Abbott Laboratories. Mr. Daly holds a BA in Economics from the University of California, Irvine and an MA in Economics from the University of California, Santa Barbara.

Skills and Qualifications: Mr. Daly has spent more than two decades of his clinical diagnostic career in a variety of senior leadership roles. His positions cover a wide variety of business functions in life sciences, including commercial operations, sales, marketing, field service technical support, and field applications. Since February 2021 he has served as President and Chief Operating Officer of Singular Genomics and before that was the Chief Executive Officer of Thrive Early Detection Corp., a cancer detection and diagnostic company, until it was acquired. We believe his experience at both large-scale organizations and fast growing life science start-ups enable Mr. Daly to provide valuable insights on our Board and therefore Mr. Daly is well qualified to serve on our Board.

Dr. Alison L. Hannah, age 61, Board Member and Chair of the Compliance Committee. Dr. Hannah has served as a director since June 2015. Dr. Hannah has over 30 years’ experience in the development of investigational cancer chemotherapies. Dr. Hannah currently serves as Senior Vice President and Chief Medical Officer at CytomX Therapeutics, an oncology-focused biopharmaceutical company. Prior to this position she served as a consultant to the pharmaceutical industry, working with over 25 companies over 20 years with a focus on molecularly targeted anti-cancer therapy. Previously, Dr. Hannah worked as Senior Medical Director at SUGEN (working on Sutent and other tyrokine kinase inhibitors) and Quintiles, a global contract research organization. Dr. Hannah has also served on the board of directors of Rigel Pharmaceuticals since May 2021. Dr. Hannah specializes in clinical development strategy and has filed over 30 Investigational New Drug applications for new molecular entities and seven successful New Drug Applications (including talazoparib, enzalutamide, defibrotide, carfilzomib, and others). Dr. Hannah has a BS in biochemistry and immunology from Harvard University and a medical degree from the University of Saint Andrews. She is a member of ASCO, AACR, ASH, ESMO, SITC, and a Fellow with the Royal Society of Medicine.

Skills and Qualifications: Dr. Hannah has significant healthcare knowledge having spent over 20 years as a consultant in the field of oncology drug development and has over 30 years of experience working with biopharmaceutical companies. Dr. Hannah presently works as Senior Vice President and Chief Medical Officer at CytomX Therapeutics, an oncology-focused biopharmaceutical company, giving her direct insight into current market dynamics. Dr. Hannah has extensive knowledge of the clinical trials marketplace and we believe she will continue to offer valuable guidance on how the Company should position itself to obtain clinical trials diagnostic testing volumes as the Company continues to grow its revenue in that area. Because of this experience and knowledge, we believe Dr. Hannah is well qualified to serve on our Board.

Stephen M. Kanovsky, age 59, Board Member and Chair of the Nominating and Corporate Governance Committee. Mr. Kanovsky has served as a director since July 2017. Mr. Kanovsky, who has worked at General Electric since 2012, is General Counsel, Commercial of GE Healthcare, a business unit of General Electric that provides medical technologies and solutions to the global healthcare industry and supports customers throughout the world with a broad range of services and systems, from diagnostic imaging and healthcare IT to molecular diagnostics and life sciences. Prior to his service at GE Healthcare, Mr. Kanovsky held numerous roles in several global pharmaceutical companies. Mr. Kanovsky earned his bachelor’s degree from the University of Pennsylvania. He subsequently graduated from Temple University’s School of Pharmacy with a master’s degree in Pharmacology and Temple University’s School of Law with a juris doctorate degree. Mr. Kanovsky also holds an MBA from Saint Joseph’s University’s Haub School of Business.

Skills and Qualifications: Mr. Kanovsky has over 25 years of legal experience in the global life sciences and pharmaceutical industry. Through his work at General Electric as General Counsel, Commercial of GE Healthcare, Mr. Kanovsky is able to provide continued knowledge of the life sciences space. He also brings valuable experience to our Board through his prior involvement with Clarient, Inc. (“Clarient”), prior to its acquisition by NeoGenomics in December of 2015. Because of Mr. Kanovsky’s extensive legal background and long term service to the Board, we believe Mr. Kanovsky is well qualified to serve on our Board.

Michael A. Kelly, age 65, Board Member and Chair of the Audit Committee. Mr. Kelly has served as a director since July 2020. Mr. Kelly is a former senior executive of Amgen, Inc. and is currently acting as Founder & President of Sentry Hill Partners, LLC, a global life sciences transformation and management consulting business he founded in 2018. Mr. Kelly has more than two decades of executive experience as a senior leader in the life sciences industry serving in various strategic finance and operations positions at Amgen Inc. from 2003 to 2017, most recently as Senior Vice President, Global Business Services and Vice President & CFO, International Commercial Operations. Mr. Kelly has also held positions at Biogen, Tanox and Monsanto Life Sciences. Mr. Kelly is an independent member of the board of directors for publicly traded Amicus Therapeutics, Aprea Therapeutics, Inc., DMC Global, Inc., and Hookipa Pharma, Inc. Mr. Kelly serves on the Council of Advisors and was the former audit committee chair for Direct Relief, a humanitarian aid organization focused on health outcomes and disaster relief. Mr. Kelly holds a BS in business administration from Florida A&M University, concentrating in Finance and Industrial Relations.

Skills and Qualifications: Mr. Kelly has more than two decades of executive experience as a senior leader in the life sciences industry serving in various strategic finance and operations positions. We believe Mr. Kelly’s extensive experience managing and growing domestic and international organizations, as well as his track record in finance, operations and building differentiated product companies is highly valuable as we continue our long-term growth strategy, and therefore Mr. Kelly is well qualified to serve on our Board. In addition, Mr. Kelly’s extensive knowledge and background in finance qualifies him to serve as a financial expert on the Audit Committee.

Rachel A. Stahler, age 46, Board Member. Ms. Stahler has served as a director since May 2020. Ms. Stahler is the Chief Information Officer at Organon, a pharmaceutical company created in 2021 through the spin-off of Merck’s women’s health, legacy brands, and biosimilars businesses. Ms. Stahler has nearly two decades of global technology experience in the pharmaceutical industry. From February 2019 to June 2020 Mrs. Stahler was the Chief Information Officer for Allergan, a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical, and regenerative medicine products for patients around the world. Prior to Allergan, from August 2017 to February 2019, Ms. Stahler served as Chief Information and Digital Officer at Syneos Health, a leading CRO / CCO, where she was responsible for designing clinical and commercial systems for customers as an outsourcing leader. Ms. Stahler was also the Chief

Information Officer at Optimer Pharmaceuticals and held various senior technology roles at Pfizer. Ms. Stahler holds a BA from the University of Pennsylvania and an MBA from Columbia Business School.

Skills and Qualifications: Ms. Stahler is an experienced Chief Information Officer, having held several executive positions in the pharmaceutical industry, including at Allergan, a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical, and regenerative medicine products for patients around the world. We believe Ms. Stahler’s experience in designing clinical and commercial systems and prior senior technology roles will continue to enhance the Company’s information technology policies and operations, as well as the composition and governance of the Board, and therefore we believe Ms. Stahler is well qualified to serve on our Board.

Director Diversity and Expertise

We seek to have a Board that represents diversity, equity and inclusion as to experience, gender, race and ethnicity, but we do not have a formal policy with respect to diversity. We also seek to have a Board that reflects a range of talents, ages, skills, character and expertise, particularly in the areas of leadership, operations, risk management, accounting and finance, strategic planning and the areas most important to us and our corporate mission, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Average Tenure of Directors 4.1 years	Average Age of Directors 61 years	% of Diverse Directors (Gender, Racial/Ethnic) 57%

Board Diversity Matrix (as of April 14, 2022)

Total Number of Directors	7

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	4	—	—

Part II: Demographic Background

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	3	3	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—	—	—	—

Did not Disclose Demographic Background	—	—	—	—

Strategic Competencies Matrix

Competencies / Attributes	Lynn A. Tetrault	Bruce K. Crowther	David J. Daly	Dr. Alison L. Hannah	Stephen M. Kanovsky	Michael A. Kelly	Rachel A. Stahler

Financial (Reporting, Auditing, Internal Controls)	●	●				●	●

Strategy/Business Development/M&A	●	●	●	●	●	●	●

Human Resources/Organizational Development	●	●				●

Legal/Governance/Business Conduct	●	●	●		●

Sales/Marketing			●				●

Risk Management	●	●			●	●	●

Information Technology		●				●	●

Public Policy/Regulatory Affairs	●	●		●	●

Information Regarding Meetings and Committees of the Board

The Board. The Board met four times for regular meetings during 2021. All of such meetings were regularly scheduled meetings and telephonic calls were held as needed. In addition the Board held 12 special meetings during 2021. During 2021, each incumbent director attended 75% or more of the Board and applicable committee meetings for the periods during which each director served. Although not required, directors are invited to attend the annual meeting of our stockholders. We held an annual meeting of stockholders on May 27, 2021, which was attended by three of the directors then serving on the Board.

The Board currently has four standing committees: the Audit Committee, the Compliance Committee, the Culture and Compensation Committee, and the Nominating and Corporate Governance Committee. The following table provides the composition of the committees as of December 31, 2021, and the number of times each committee met in 2021:

Director Name	Audit Committee	Compliance Committee	Culture and Compensation Committee	Nominating and Corporate Governance Committee

Lynn A. Tetrault (Board Chair)			Chair	X

Bruce K. Crowther	X		X

David J. Daly		X	X

Dr. Alison L. Hannah		Chair		X

Kevin C. Johnson (1)		X	X

Stephen M. Kanovsky		X		Chair

Michael A. Kelly	Chair		X

Rachel A. Stahler	X			X

Number of Meetings Held in 2021	11	4	9	4

(1)	Mr. Johnson retired from the Board effective January 17, 2022.

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Audit Committee is appointed by the Board to assist with a variety of matters described in its charter, which include monitoring (1) the quality and integrity of our financial statements, (2) the effectiveness of our internal controls over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, (4) the Company’s enterprise risks, including but not limited to risks relating to the Company’s information technology use and protection, data governance, privacy, and cybersecurity, and the Company’s strategy to mitigate such risks, (5) the independent auditor’s qualifications and independence, (6) the performance of our independent registered public accounting firm, and (7) working in coordination with the Compliance Committee of the Board, the implementation and effectiveness of the Company’s ethics and compliance program. The formal report of the Audit Committee is set forth beginning on page 22 of this Proxy Statement.

The Board has determined that Michael A. Kelly, who served as the Audit Committee Chair through 2021, was independent and an “audit committee financial expert” as such term is defined under applicable SEC rules.

Compliance Committee. The Compliance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Compliance Committee is responsible for overseeing the Company’s activities in the area of corporate compliance with applicable laws and regulations related to our provision of medical-related services and assessing management’s implementation of the Company’s Corporate Compliance Program, including but not limited to the (1) adequacy and effectiveness of policies and procedures to ensure the Company’s compliance with applicable laws and regulations, (2) organization, responsibilities, plans, results, budget, staffing, and performance of the Company’s Compliance Department, including its independence, authority and reporting obligations, (3) appointment, replacement, reassignment, or dismissal of the Chief Compliance Officer and review of compliance policies, practices, procedures and programs, and management’s responses thereto, (4) monitoring of significant internal and external investigations, (5) monitoring of the Company’s actions in response to applicable legislative, regulatory and legal developments, (6) Company’s Code of Conduct and policies and procedures that guide the Company and employees, (7) appropriate mechanisms for employees to seek guidance to report concerns, including anonymously through the Company’s compliance hotline, and (8) Company’s compliance risk assessment activities and efforts to promote an ethical culture.

Culture and Compensation Committee. The Culture and Compensation Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Culture and Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our Chief Executive Officer, other executive officers, and our directors and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. All committee members are independent directors within the meaning of the applicable Nasdaq rules. Specifically, the Culture and Compensation Committee is responsible for (1) setting compensation for Company executive officers and directors, (2) monitoring the Company’s incentive and equity-based compensation plans, (3) succession planning, and (4) organizational culture programs and practices to ensure that such programs are fair and appropriate and designed to attract, retain and motivate employees. Such programs include the Company’s diversity, equity and inclusion initiatives and Human Resources policies as such practices relate to organizational engagement and effectiveness, employee development programs, fair pay and benefit programs, and equal employment and equal opportunity. The Culture and Compensation Committee may delegate any or all of its responsibilities to a subcommittee or to one or more directors as it deems appropriate, provided that the Culture and Compensation Committee may not delegate any power or authority required by law, regulation or Nasdaq rule to be exercised by the committee as a whole. In addition, the Culture and Compensation

Committee engaged independent compensation consulting firm Willis Towers Watson (“WTW”) in 2021 to advise the Culture and Compensation Committee on peer development, market practices, industry trends, investor views, and benchmark compensation data. In addition, WTW reviewed and provided the Culture and Compensation Committee with an independent perspective of management recommendations. These duties were consistent with those performed in prior years. For the year ending December 31, 2021, aggregate fees for WTW’s consulting services provided to the Culture and Compensation Committee were approximately $352,000. Approximately $314,000 of this aggregate amount was related to review of executive compensation.

The decision to engage this firm as a consultant was made by the Culture and Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. Our Nominating and Corporate Governance Committee is responsible for (1) reviewing and evaluating the size, composition, function, and duties of the Board consistent with its needs; (2) establishing criteria for the selection of candidates to the Board and its committees and identifying individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by stockholders; (3) recommending to the Board, director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; (4) recommending directors for appointment to Board committees; (5) making recommendations to the Board as to determinations of director independence; (6) overseeing the evaluation of the Board; (7) developing and recommending to the Board the Corporate Governance Guidelines for the Company and overseeing compliance with such Guidelines; and (8) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, including but not limited to overseeing the Company’s environmental, social and governance initiatives and investor engagement and communications. The Nominating and Corporate Governance Committee identifies and evaluates nominee candidates as described above under “Director Nominations”.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or the Culture and Compensation Committee.

Code of Ethics

Our Board adopted the Code of Ethics, which is applicable to all of our executives, directors, and employees. The Code of Ethics is available in print to any stockholder that requests a copy by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investors section of our website at www.neogenomics.com. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Ethics required under Form 8-K by posting such information on our website.

Policy Against Hedging of Stock

Our insider trading policy prohibits our directors, officers and employees from entering into hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs the individual may no longer have the same objectives as our other stockholders.

Stockholder Recommendations for Board Candidates

The Board will consider qualified candidates for director that are recommended and properly submitted by stockholders in accordance with our Amended and Restated Bylaws (“Bylaws”). Any stockholder may submit in writing a candidate for consideration for each stockholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days of such anniversary date, we must receive the notice no later than the close of business on the tenth day following the day on which the date of the annual meeting is first disclosed in a public announcement. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information and the information required by Section 1.10(e) of our Bylaws. Submissions that meet the current criteria for board membership are forwarded to the Nominating and Corporate Governance Committee for further review and consideration. The Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board at our principal executive office, Attention: Corporate Secretary.

The Committee will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to NeoGenomics, Inc., 9490 NeoGenomics Way, Fort Myers, Florida 33912, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Vote Required for Approval

The seven nominees receiving the majority of votes cast “FOR” by stockholders virtually or by proxy will be elected. Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast and will have no effect on the outcome of Proposal 1.

Board Recommendation

The Board unanimously recommends a vote “FOR” the election of each of the nominees as director in Proposal 1.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to express their views on our named executive officers’ compensation as set forth under “Executive and Director Compensation” by casting their vote on Proposal 2. This non-binding, advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement.

The Board believes our executive compensation program, which is described in detail in the “Executive and Director Compensation” section, is designed to balance the goals of attracting and retaining talented executives who are motivated to achieve our annual and long-term strategic goals, while keeping the program affordable and appropriately aligned with stockholder interests. We believe that our executive compensation program accomplishes these goals in a way that is consistent with our purpose and core values, and the long-term interests of the Company and its stockholders. Our equity compensation (which is awarded in the form of stock option awards and restricted stock) is designed to build executive ownership and align the incentives of our named executives with those of our shareholders and to focus them on achieving our long-term strategic goals (both financial and non-financial).

Although the vote on Proposal 2 regarding the compensation of our named executive officers is not binding, the Board and the Culture and Compensation Committee value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

If this proposal is approved, our stockholders will be approving the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, is hereby approved.

Vote Required for Approval

The compensation paid to our named executive officers will be considered approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. Proposal 2 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of Proposal 2. Abstentions will have no effect on the outcome of the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—THIRD AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

The Company currently maintains the NeoGenomics, Inc. Employee Stock Purchase Plan, as most recently amended on April 20, 2018, and effective on June 1, 2018 (the “ESPP”).

The ESPP provides employees of the Company and its subsidiaries the opportunity to acquire an ownership interest in the Company through the purchase of Company common stock at a price below current market prices. Other than the increase in reserved shares described below and the extension of the term of the ESPP until June 2, 2032, the third amendment to the ESPP continues to provide essentially the same substantive terms and provisions as the existing ESPP.

The Board approved and is recommending that the Company’s stockholders approve the Third Amendment of the ESPP (the “ESPP Amendment”) to (a) increase the number of shares of common stock reserved for issuance under the ESPP by 1,000,000 shares to 2,500,000 shares and (b) extend the term of the ESPP to, unless sooner terminated in accordance with its terms, June 2, 2032. As of March 31, 2022 there were 1,500,000 shares of the Company’s common stock reserved under the ESPP, of which approximately 90,000 shares were available for future purchases. Accordingly, if the ESPP Amendment is approved, approximately 1,090,000 shares would be available for future purchases. As of March 31, 2022, there were approximately 5,600,000 shares of the Company’s common stock reserved under the Company’s Amended and Restated Equity Incentive Plan.

The material features of the ESPP are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the ESPP, the full text of which was filed as Appendix A to this proxy statement.

Description of the Plan

Administration of the ESPP Our Board has authority to administer, interpret and implement the terms of the ESPP. The Board may delegate its powers under the ESPP to a committee of the Board composed of at least two members, each of whom may qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and/or an “outside director” in accordance with Section 162(m) of the Code. References to the Board herein will mean the committee as well. The Board will have the discretion to set the terms of each offering in accordance with the provisions of the ESPP, to designate any subsidiaries of the Company to participate in the ESPP, to make all determinations regarding the ESPP, including eligibility, and otherwise administer the ESPP. Our Board has delegated administration of the ESPP to the Culture and Compensation Committee. In this summary, we use the term “our Board” to refer to the administrator of the ESPP.

Number of Authorized Shares If the ESPP Amendment is approved, a total of 2,500,000 shares of our common stock will be reserved under the amended ESPP, of which approximately 1,090,000 shares would be available for future purchases under the ESPP, subject to adjustment in the event of any significant change in our capitalization, such as a stock split, a combination or exchange of shares, or a stock dividend or other distribution. If any option under the ESPP is terminated without having been exercised, the shares of common stock subject to such option will again become available under the ESPP.

Eligibility and Participation All of our employees generally are eligible to participate in the ESPP. However, the Board may provide with respect to any offering that employees will not be eligible to participate in the offering if they are customarily employed by us or any participating subsidiary for less than 20 hours per week or less than five months in any calendar year. As of March 31, 2022, approximately 2,000 employees were eligible to participate in the ESPP. The Board also may exclude from an offering period highly-compensated employees or employees who have not satisfied a minimum period of employment with us which may not exceed a period of two years. In addition, an employee may not be granted rights to purchase stock under our ESPP if such employee would:

•	immediately after any grant of purchase rights, own stock possessing five percent or more of the total combined voting power or value of all classes of our capital stock; or

•	hold rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year.

Offering Periods The ESPP provides for offering periods as short as one month or as long as 27 months. The Board may specify a maximum number of shares of common stock that any participant may purchase during an offering period. During each offering period, participants authorize payroll deductions on an after-tax basis from the participants’ base pay, subject to certain limits.

Exercise of Purchase Rights Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each offering period. The purchase price of the shares will not be less than 85% of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period, whichever is lower. The fair market value of our common stock as of March 31, 2022, was $12.15 per share. Participants may withdraw from participation in the ESPP at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

Corporate Transactions In the event of a sale of all or substantially all the assets of the Company or a merger or consolidation or other corporate transaction, the surviving or acquiring corporation shall assume outstanding rights under the ESPP or, in the event any surviving or acquiring corporation refuses to assume such rights, then as determined by the Board, such rights may continue in full force and effect, the applicable offering may be terminated and accumulated payroll deductions refunded to the participants or the participants’ accumulated payroll deductions may be used to purchase shares prior to such transaction.

Amendment and Termination The Board in its discretion may amend, suspend or terminate the ESPP at any time. Unless sooner terminated the Plan will terminate at the earlier of the time that all of the shares reserved under the ESPP have been issued under the terms of the ESPP or June 2, 2032. Notwithstanding the foregoing no amendment or termination may adversely affect any outstanding rights to purchase stock under our ESPP.

New Plan Benefits Because awards to employees under the ESPP are based on voluntary contributions in amounts determined by the participant, the benefits and amounts that will be received or allocated under the ESPP are not determinable at this time. Future purchase prices are not determinable because they are based upon the lesser of (a) the fair market value of shares of our common stock at the beginning of each applicable offering date; or (b) the fair market value of shares of our common stock on the purchase date.

Federal Income Tax Considerations

THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES UNDER THE PLAN. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX OR SECURITIES LAWS RESTRICTIONS, AND IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY.

It is the intention of the Company to have the ESPP qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the ESPP, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code. The Company believes that the following federal income consequences normally will apply with respect to the ESPP.

The payroll deductions withheld from a participant’s pay under the ESPP will be taxable income to the participant and must be included in the participant’s gross income for federal income tax purposes in the year which such amounts otherwise would have been received.

A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the offering period) or by virtue of the exercise of the option (which will take place on the last day of such offering period). The federal income tax consequences of a sale or disposition of shares acquired under the ESPP depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the ESPP (other than any transfer resulting from death) within two years after the first day of the applicable offering period or one year after the shares are acquired (the “Holding Period”), the participant must recognize ordinary compensation income in the year of such disposition in an amount equal to the excess of (i) the fair market value of the shares on the date such shares were acquired over (ii) the price paid for the shares by the participant. The amount of “ordinary” compensation income recognized by the participant will be added to the participant’s basis in such shares for purposes of determining any additional gain or loss realized by the participant on the sale of the shares. Any such additional gain or loss will be taxed as capital gain or loss, long or short, depending on how long the participant held the shares.

If a participant sells shares acquired under the ESPP after the Holding Period or if the participant dies, the participant or the participant’s estate must include as ordinary compensation income in the year of sale (or the taxable year ending upon death) an amount equal to the lesser of (i) the excess of the fair market value of the shares on the first day of the offering period over the option price (determined as if the option had been exercised on the first day of the offering period), or (ii) the excess of the fair market value of the shares at the time of sale of the shares or on the date of death over the price paid for the shares by the participant. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the participant will be added to the participant’s basis in such shares. Any gain realized upon the sale in excess of such basis will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

The Company will not receive any income tax deduction as a result of issuing shares pursuant to the ESPP except, subject to limitations under the Internal Revenue Code, to the extent that a participant is required to include as ordinary income amounts arising upon the sale or disposition of such shares as discussed above.

Effective Date

The Third Amendment of the Employee Stock Purchase Plan will be effective as of the date approved by our stockholders.

Vote Required for Approval

The ESPP Amendment will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. If the stockholders do not approve the ESPP Amendment, it will not be implemented, but the Company reserves the right to adopt such other compensation plans and programs as it deems appropriate and in the best interests of the

Company and our stockholders. The proposal to approve the ESPP Amendment is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of this Proposal 3.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 15, 2022, the Audit Committee of the Board appointed Deloitte & Touche LLP, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Although ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification because we value the views of our stockholders. In the event that stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will review its future selection of its independent registered public accounting firm. Even if the appointment is ratified the ratification is not binding and the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Representatives from Deloitte & Touche LLP are expected to be present at the virtual 2022 Annual Meeting.

Independent Registered Public Accounting Firm Fees

Summarized below is the aggregate amount of various professional fees billed by Deloitte & Touche LLP, for the years ended December 31, 2021 and 2020.

	2021	2020

Audit fees	$3,162,128	$1,455,725

Audit related fees	275,168	95,356

Tax fees	—	—

All other fees	3,790	9,755

Total	$3,441,086	$1,560,836

Audit Fees. Amounts include fees to audit and review the Company’s annual and quarterly reports filed with the SEC, as well as regulatory filings. For the year ended December 31, 2021, fees also include amounts related to the audit procedures over the purchase accounting valuations of the acquisitions of Trapelo Health and Inivata Limited, the regulatory matter and audit procedures over the implementation of our Oracle enterprise resource planning system (“Oracle”).

Audit Related Fees. Amounts include fees related to stand alone audits of international subsidiaries. For the year ended December 31, 2021, fees also include permissible services related to internal control advisory services for the pre-implementation of Oracle. For the year ended December 31, 2020, fees also include permissible services related to cyber security.

All other fees. Amounts billed for the years ended December 31, 2021 and 2020 primarily relate to accounting research database subscription services and other educational programs.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. During 2021, the Audit Committee pre-approved all audit and permitted non-audit services provided by Deloitte & Touche LLP.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee operates under a written charter, which has been adopted by the Board. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the quality and integrity of our financial statements, (2) the effectiveness of our internal controls over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, (4) the Company’s enterprise risks, including but not limited to risks relating to the Company’s information technology use and protection, data governance, privacy, and cybersecurity, and the Company’s strategy to mitigate such risks, (5) the independent auditor’s qualifications and independence, (6) the performance of our independent registered public accounting firm, and (7) working in coordination with the Compliance Committee of the Board, the implementation and effectiveness of the Company’s ethics and compliance program. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and the Company’s independent registered public accounting firm. In fulfilling its responsibilities the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the year ending December 31, 2021, with management and Deloitte & Touche LLP.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board “PCAOB”. In addition, the Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2021, be included in its Annual Report on Form 10-K for the year ending December 31, 2021, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Michael A. Kelly (Chair)

Bruce K. Crowther

Rachel A. Stahler

Vote Required for Approval

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022, will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. Abstentions and broker non-votes, if any, will not be treated as votes cast and will have no impact on the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 4.

EXECUTIVE OFFICERS

Executive Officer	Age	Position

Lynn A. Tetrault (1)	59	Executive Chair

William B. Bonello (2)	57	Chief Financial Officer

Douglas M. Brown	52	Chief Strategy and Corporate Development Officer

Cynthia J. Dieter	47	Chief Accounting Officer

Dr. Clive D. Morris	51	President, Inivata

Dr. David B. Sholehvar(3)	54	President, Clinical Services

Gina M. Wallar	47	President, Pharma Services

(1) Effective March 28, 2022, in connection with Mr. Mallon stepping down as Chief Executive Officer, Ms. Tetrault was appointed Executive Chair. In such role, Ms. Tetrault functions as the Company’s principal executive officer.

(2) Effective January 1, 2022, Mr. Bonello was appointed the Company’s Chief Financial Officer.

(3) Effective March 14, 2022, Dr. Sholehvar was appointed the Company’s President of Clinical Services.

Non-Director Executive Officers

Background information, as of the date of this proxy statement, for executive officers who are not nominees for election as directors is set forth below:

William B. Bonello

Chief Financial Officer

Mr. Bonello has served as our Chief Financial Officer since January 2022. Prior to this, Mr. Bonello most recently served as President of our Informatics Division and prior to that, our Chief Strategy and Corporate Development Officer helping to formulate the Company’s growth strategy. Mr. Bonello also recently served as Director of Investor Relations. Prior to joining NeoGenomics in 2017, Mr. Bonello worked as a healthcare equity analyst covering diagnostic services and product stocks at Craig-Hallum and at a variety of firms. Mr. Bonello also served as the Senior Vice President for Investor Relations at LabCorp. Mr. Bonello received his BA degree from Carleton College and his MBA from the Kellogg School of Management at Northwestern University.

Douglas M. Brown

Chief Strategy and Corporate Development Officer

Mr. Brown has served as our Chief Strategy and Corporate Development Officer since February 2020. Prior to joining NeoGenomics, from 2015 to 2020, Mr. Brown was a Senior Managing Director with SVB Leerink with significant expertise in the oncology diagnostic sector. During his career, Mr. Brown has advised clients in over 100 successful M&A and Corporate Financing transactions. Mr. Brown advised General Electric on the sale of Clarient and advised NeoGenomics on the acquisition of Genoptix and the oncology assets of Human Longevity. Mr. Brown received his BBA from the University of Texas at Austin and his MBA from the Fuqua School of Business at Duke University.

Cynthia J. Dieter

Chief Accounting Officer

Ms. Dieter joined NeoGenomics in June 2020 as the Company’s Chief Accounting Officer and Controller. In January 2022, Ms. Dieter’s title changed to Chief Accounting Officer after she appointed a Corporate Controller who reports to her. Prior to joining NeoGenomics, from 2014 to 2020, Ms. Dieter served at Viasat, Inc. as Senior Director, Corporate Accounting. She previously served at DJO Global, Inc. from 2004 to 2014 in various roles, including Vice President and Assistant Corporate Controller, Vice President and Vista Controller, and Director, Financial Reporting and Planning. Ms. Dieter also previously served as Manager of Financial Reporting at Captiva Software and Audit Manager for Ernst and Young. Ms. Dieter is a Certified Public Accountant and holds a BS in Business Administration, with a concentration in Accountancy, from California Polytechnic State University San Luis Obispo.

Dr. Clive D. Morris

President, Inivata

Dr. Morris joined us as President of Inivata upon the Company’s acquisition of Inivata in June 2021. Dr. Morris was formerly Inivata’s Chief Executive Officer from 2018 to 2021 and prior to that he held various roles at AstraZeneca’s UK strategic R&D sites and global headquarters for over a decade. He has extensive experience across all phases of drug development including seven marketed or close-to-market oncology products. Dr. Morris is accredited as a Pharmaceutical Medicine specialist by the UK Royal College of Physicians, has an Executive MBA, and trained as a physician at the University of Manchester.

Dr. David B. Sholehvar

President, Clinical Services

David Sholehvar, M.D. joined us as President, Clinical Services Division, on March 14, 2022. Prior to joining NeoGenomics, Dr. Sholehvar served as Chief Executive Officer for Dynex Technologies, Inc. from 2017 to 2020. He previously served at Quest Diagnostics from 2013 to 2017 in various roles including Vice President and General Manager. From 2012 to 2013 Dr. Sholehvar served as President for the Americas and EMEA for Johnson & Johnson Ortho Clinical Diagnostics and General Manager for two subsidiaries of Johnson & Johnson from 2011 to 2012. From 2007 to 2013 Dr. Sholehvar served at Johnson and Johnson in various roles including Franchise Board Member for Ortho Clinical Diagnostics and VP of Clinical Innovation. From 2003 to 2006 he served as Director of Strategic Accounts at Veridex. Dr. Sholehvar received a BS from the University of Pittsburgh, an MD from Thomas Jefferson University, and an MBA from the Joseph M. Katz Graduate School of Business at the University of Pittsburgh.

Dr. Gina M. Wallar

President, Pharma Services

Dr. Wallar has served as our President of Pharma Services since July 2021. From 2016 to 2018 she was Vice President of Sales and Project Management for Pharma Services and most recently Dr. Wallar served as our Senior Vice President of the Clinical Division. Prior to this appointment, she began her career at NeoGenomics in 2014 as Director, Scientific Affairs and Project Management. Dr. Wallar received her MPH in Epidemiology and Biostatistics from Boston University and received her PhD at UCLA in cancer epidemiology.

Compensation of Directors

Each of our non-employee directors is entitled to receive compensation for his or her service on the Board. Our Culture and Compensation Committee reviews our non-employee director compensation program on an annual basis with its independent advisor, including a review of the director compensation programs of our executive compensation peers. Any recommended changes to the program are then presented to the independent members of our Board for their consideration and approval. We aim to provide a competitive compensation program to attract and retain high quality directors. For 2021 planning, we again engaged our independent advisor, WTW, to review market data and competitive information on the compensation for our Directors. Upon review, the Culture and Compensation Committee determined to increase the compensation to our Directors for the year ended December 31, 2021. Each independent director received annual compensation of $50,000. The director serving as Lead Independent Director received additional annual compensation of $30,000. Effective October 7, 2021, the independent director appointed as Chair of the Board received additional annual compensation of $62,500. In addition, independent directors who serve on committees received the following compensation:

•	Directors serving as Audit Committee members received annual compensation of $10,000. The Director serving as chair of the Audit Committee received annual compensation of $20,000.

•

Directors serving as Culture and Compensation Committee members received annual compensation of $7,500. The Director serving as chair of the Culture and Compensation Committee received annual compensation of $15,000.

•	Directors serving as Compliance Committee members received annual compensation of $5,000. The Director serving as chair of the Compliance Committee received annual compensation of $10,000.

•

Directors serving as Nominating and Corporate Governance Committee members received annual compensation of $5,000. The Director serving as chair of the Nominating and Corporate Governance Committee received annual compensation of $10,000.

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and Committee meetings.

The Board has the discretion to grant equity awards to independent directors as part of their compensation. Board members receive total annual equity compensation having a grant date fair value of $180,000. On June 2, 2021, each independent director, with the exception of Mr. Daly, was granted 3,081 shares of restricted stock and 3,714 stock option awards. Mr. Daly was appointed to the Board effective November 10, 2021. Mr. Daly’s equity compensation of $100,600 represents a prorated amount based on the date of his appointment. Mr. Daly was granted 1,623 shares of restricted stock and 1,945 stock option awards. These restricted stock awards and stock option awards vest on June 2, 2022. On October 11, 2021, Ms. Tetrault was appointed non-executive Chair of the Board and was granted additional equity compensation of $50,000, which was comprised of 838 shares of restricted stock and 972 stock option awards. These restricted stock awards and stock option awards vest on October 11, 2022.

The Committee believes the total compensation package for directors the Company offered in 2021 was reasonable, and appropriately aligned the interests of directors with the interests of our shareholders by ensuring directors have an equity stake in our Company.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines for its directors and executive officers to further align the interests of our senior leaders with those of our stockholders. The guidelines require directors to hold NeoGenomics stock worth a value expressed as a multiple of their annual compensation within five years of the guideline applying to them.

For the purposes of assessing compliance with share ownership guidelines, the following forms of equity interests are taken into account:

•	shares owned directly (including vested restricted awards); and

•	unvested restricted stock awards.

The table below summarizes the current share ownership guidelines as well as the current share ownership of our independent Board members as a multiple of base compensation for Board services as of December 31, 2021:

Role	Share Ownership Guideline	Current Share Ownership

Chair of the Board	3.0	14.0

Board Members(1)	3.0	21.3

(1) Share ownership calculated as an average of all independent Board Members except the Chair of the Board who is shown separately and the Chief Executive Officer who is discussed below.

Directors who are yet to achieve their share ownership amount are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards. If a director’s required ownership level amount is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to 100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted, until the applicable guideline level is achieved. As of December 31, 2021, all board members were either in compliance with the share ownership guidelines or not yet required to be in compliance due to their appointment date.

Director Compensation Tables

The following table provides information concerning the compensation of our non-employee directors for the year ended December 31, 2021. Neither Mr. VanOort nor Mr. Mallon received any compensation for their service as a director during 2021. The compensation they received with respect to their employment with us is included in the Summary Compensation table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)

Lynn A. Tetrault	97,668	161,000	69,000	327,668

Bruce K. Crowther	68,235	126,000	54,000	248,235

David J. Daly(2)	—	70,400	30,200	100,600

Dr. Alison L. Hannah(3)	61,736	126,000	54,000	241,736

Raymond R. Hipp(4)	47,404	—	—	47,404

Kevin C. Johnson	60,625	126,000	54,000	240,625

Steven C. Jones(4)	37,052	—	—	37,052

Stephen M. Kanovsky	63,125	126,000	54,000	243,125

Michael A. Kelly	66,058	126,000	54,000	246,058

Rachel A. Stahler	61,250	126,000	54,000	241,250

(1)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock awards (based on the closing price of our common stock on the day prior to the grant date) and stock option awards granted to the non-employee directors. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing price of our common stock on the day prior to the grant date. See Item 8. Note 2. Summary of Significant Accounting Policies, to our Consolidated Financial Statements of our Annual Report on Form 10-K as filed with the SEC on February 25, 2022, for a description of the valuation methodology of stock and option awards.

(2)

Mr. Daly was appointed to the Board effective November 10, 2021. The total dollar value of his 2021 fees earned is computed from this date. The total dollar value of his annual grant and split between restricted stock awards and stock option awards is prorated based on the date of his appointment.

(3)	Includes $1,640 as compensation for serving on the Scientific Advisory Board in 2021.
(4)	Mr. Hipp and Mr. Jones did not stand for reelection to the Board in 2021.

The aggregate number of unvested shares of restricted stock and stock option awards granted and outstanding for the year ended December 31, 2021, were as follows:

Name	Shares of Restricted Stock	Number of Shares Underlying Options

Lynn A. Tetrault	3,919	4,686

Bruce K. Crowther	3,081	3,714

David J. Daly	1,623	1,945

Dr. Alison L. Hannah	3,081	3,714

Kevin C. Johnson(1)	3,081	3,714

Stephen M. Kanovsky	3,081	3,714

Michael A. Kelly	3,081	3,714

Rachel A. Stahler	3,081	3,714

(1)	Mr. Johnson retired from the Board effective January 17, 2022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2021 Named Executive Officers

The following individuals were Named Executive Officers in 2021:

Named Executive Officer	Title	Date of Appointment to Current Role

Douglas M. VanOort(1)	Former Chair of the Board and Chief Executive Officer	October 2009

Mark W. Mallon(2)	Director and Chief Executive Officer	April 2021

Kathryn B. McKenzie(3)	Chief Financial Officer	February 2020

George A. Cardoza(4)	President and Chief Operating Officer, Laboratory Operations	July 2021

Halley E. Gilbert(5)	Chief Legal Officer and Corporate Secretary	August 2021

Dr. Clive D. Morris	President, Inivata	June 2021

(1)	Mr. VanOort retired as Chief Executive Officer effective April 19, 2021, resigned as Executive Chair of the Board effective October 7, 2021, and resigned from the Board effective November 10, 2021.
(2)	Effective March 28, 2022, Mr. Mallon stepped down as Chief Executive Officer and resigned from the Board.
(3)	Ms. McKenzie served as Chief Financial Officer through December 31, 2021, and was appointed Chief Sustainability and Risk Officer effective January 1, 2022.
(4)	Mr. Cardoza retired as President and Chief Operating Officer, Laboratory Operations effective March 31, 2022. Prior to such role, Mr. Cardoza served as President, Pharma Services since March 2018.
(5)	Ms. Gilbert is expected to depart the Company effective April 22, 2022.

Overview and Philosophy

The Culture and Compensation Committee strives to create a compensation structure that supports a pay-for-performance culture and strongly believes that executive compensation should be tied to the performance of the Company and stockholder returns.

Our compensation philosophy is focused on providing our executive officers with compensation and benefits that are competitive and that meet our goals of attracting, retaining and motivating highly skilled management. The levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Our executive compensation program focuses on both short and long-term results and is composed of three key elements: (1) base salaries, which reflect various factors including market-competitive pay levels, scope of the position, experience, individual performance, and strategic criticality; (2) annual cash incentive opportunities, which reflect Company and individual performance; and (3) longer-term stock-based incentive opportunities under our equity incentive plan, generally in the form of stock option awards and/or restricted stock grants, which link the interests of senior management with our other stockholders. Equity incentive grants are generally subject to three or four year vesting provisions. Each of our compensation elements is designed to simultaneously fulfill one or more of our core objectives.

Our compensation program is administered under a rigorous process that includes (1) our Culture and Compensation Committee soliciting the advice of an independent third-party consultant (which reports directly to the Culture and Compensation Committee, not to management) and (2) long-standing, consistently applied policies with respect to the timing of equity grants, the pricing of stock option awards, and the periodic review of peer group practices.

2021 Performance Highlights

2021 was an eventful year for the Company, which included changes in our executive leadership, the completion of two highly strategic acquisitions, and a rearticulation of our strategy which requires near-term investments as we look to deliver on opportunities for future growth. The impact from the COVID-19 pandemic and the related disruptions continued through 2021, affecting operations, volume growth rates and test volumes. The Company’s top priorities remained the health and safety of employees and continued quality and service for all clients with a focus on patient care. All main laboratory facilities remained open during the year and we maintained uninterrupted continuity of high-quality testing services for clients.

In January 2021, we further fortified our balance sheet through the completion of approximately $743 million net convertible note and equity offerings. We used $29.3 million of the net proceeds from the convertible note and equity offerings to enter into capped call transactions. We intend to use the remaining net proceeds from the offerings for general corporate purposes and/or to acquire or invest in complementary businesses and technologies.

In February 2021, we announced a Chief Executive Officer transition that was completed during the year, with Mr. Mallon appointed Chief Executive Officer in April and Mr. VanOort transitioning into an Executive Chair role before resigning in October. Effective March 28, 2022, Mr. Mallon stepped down from his position as Chief Executive Officer. For a description of the payments he received in connection with his termination, see “Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

We remained focused on long-term strategic initiatives as evidenced by the completion of two strategic acquisitions in the first half of the year: (1) Intervention Insights, Inc. d/b/a Trapelo Health (“Trapelo”), an information technology company focused on precision oncology; and (2) the remaining equity interests in Inivata Limited (“Inivata”), a global, commercial stage, liquid biopsy platform company. The Trapelo acquisition enhances our ability to provide customers clinical decision support to help answer complex questions related to precision oncology biomarker testing and treatment options as part of our comprehensive oncology offerings. The Inivata acquisition adds liquid biopsy platform technology, including minimal residual disease testing capabilities, to our comprehensive portfolio of oncology testing solutions.

The Company issued revised full-year guidance for 2021 as our near-term priorities were focused on investments to build a platform for future growth while remaining focused on our key critical success factors. These key critical success factors include maintaining a world-class culture, delivering uncompromising quality, and providing exceptional service and growth.

All of this change has taken place in a macro environment that continues to be heavily impacted by COVID-19, particularly our clinical business, which has generally experienced drops in demand with variant surges outbreak waves. During 2021, consolidated revenues increased $39.9 million, or 9.0%, year-over-year. Growth in our Clinical Services segment year-over-year, was $21.8 million, or 5.7%. Pharma Services revenue increased $18.0 million, or 29.1%. These increases were primarily driven by an increase in clinical testing and growth in our Pharma Services segment, primarily due to an increase in revenue related to research studies and informatics. In addition, our Pharma Services backlog of signed contracts continued to grow to approximately $267 million as of December 31, 2021.

Compensation decisions made by the Culture and Compensation Committee related to executive compensation in 2021 reflected the events noted above as well as the macro environment. As a result, the Culture and Compensation Committee approved certain off-cycle compensation decisions, which are further detailed below. The annual incentive plan outcome related to the year ended December 31, 2021 was determined in the first quarter of 2022, after the evaluation of the Company’s performance and the performance of our executive officers. The Culture and Compensation Committee approved a corporate performance score of 75% of target (the “Corporate Performance Score”), based solely on performance relative to our strategic critical success factors. Payments varied by Named Executive Officer reflecting the individual’s performance objectives and achievements for the year. The Culture and Compensation Committee believes that the compensation of our Named Executive Officers for 2021 aligned with both our performance in 2021 and the objectives of our executive compensation policies.

Our executive compensation framework purposefully emphasizes at-risk pay, which is earned based on annual performance objectives and achievements during the year, as it relates to annual bonuses, or the value of which is based on multi-year stock price performance, as it relates to stock options and restricted stock awards. This framework has consistently high levels of support from our shareholders, most recently in 2021 with over 91% of votes cast in favor of our annual advisory ‘say-on-pay’ vote.

Given the events of 2021, the Culture and Compensation Committee made a number of responsive decisions to ensure our executive compensation program continued to reflect our compensation strategy, which seeks to attract, retain, and motivate the highly skilled leaders necessary to create long-term value for our stockholders, and our business strategy. These decisions are summarized below and explained in more detail in the relevant sections of this Compensation Discussion & Analysis.

Topic	Description

February 2021 Approved a compensation package for the new Chief Executive Officer

•   The new Chief Executive Officer was appointed with a compensation package that included a base salary of $725,000, a target bonus opportunity of 100% of salary, a target equity grant value of at least $5.0 million starting in 2022, and up to $600,000 of relocation benefits.

•   To secure Mr. Mallon’s appointment, the Culture and Compensation Committee also approved two equity grants for 2021.

○   A buyout equity award with a grant date value of $5.5 million in the form of stock options and restricted shares which vest ratably over four years, to compensate Mr. Mallon for amounts being forfeited with his prior employer.

○   A one-time performance-based vesting award in the form of equity and/or cash of $5.0 million in 2021. This award was subsequently converted to a time-based award to align with other Named Executive Officer annual equity award grants, as discussed in more detail below.

○   The use of equity maximizes the alignment of Mr. Mallon’s interests with those of our shareholders and the rest of the executive team.

June 2021 Approved cash awards for two Named Executive Officers

•   In recognition of their work on the Inivata transaction, the critical roles that they will play in strategy execution over the next 18 months, and to enhance retention, the Culture and Compensation Committee approved cash awards to the Chief Financial Officer and President and Chief Operating Officer, Laboratory Operations (Ms. McKenzie and Mr. Cardoza, respectively).

•   Award opportunities totaled $300,000 and $200,000, respectively, and have or will be earned based on the Inivata transaction, IT transformation, international expansion, and continued service.

July and December 2021 Approved one-time equity awards

•   In July 2021, the Culture and Compensation Committee approved one-time, performance-based equity awards in the form of performance stock units (“PSUs”) for the Named Executive Officers and other select senior leaders for several reasons including greater alignment with our strategic priorities, retention of executive leaders through a period of Chief Executive Officer transition, and leadership team and company transition.

•   The performance goals contemplated on approval in June were tied to stretch three-year revenue growth and a minimum level of cumulative three-year EBITDA.

•   In the third quarter of 2021, we revised our priorities to focus on needed investments to strengthen our leadership in oncology diagnostics impacting cancer patients worldwide and to bolster the launch of RaDaR™.

•   As a result of this misalignment, in December 2021, the Culture and Compensation Committee determined that the PSUs should be forfeited and replaced with time-vested restricted stock awards. The grant of restricted stock serves to retain our executive team, who will now be focused on the successful execution of our strategic priorities.

•   As mentioned above, the Chief Executive Officer received an award worth $5.0 million which was forfeited upon his termination except for the portion that would have vested as of March 28, 2023. The other Named Executive Officers received awards ranging in value from $1.0 million to $2.0 million. The awards will vest subject to continued employment ratably over three years from the date of grant, starting on the first anniversary in December 2022.

•   The awards are subject to the NEO clawback policy.

February 2022 Applied discretion to modify the management incentive plan (“MIP”) calculation approach

•   The 2021 MIP is subject to performance metrics based on our corporate performance, which comprises financial performance (revenue and adjusted EBITDA) and strategic performance (strategic critical success factors) goals, and individual performance.

•   As evidenced in the changes to our full-year guidance between May and November 2021, the revenue and adjusted EBITDA goals set in the first quarter of 2021, prior to the resurgence of the COVID-19 pandemic, our leadership changes, strategic acquisitions, and the approval of the re-articulated Company strategy, were not a meaningful indicator of 2021 performance.

•   To ensure that Named Executive Officers and other MIP executive participants were not penalized for immediately pursuing actions that aligned with our revised strategic priorities, the Culture and Compensation Committee took the atypical action that the Corporate Performance Score would be based solely on achievements in relation to the Strategic Critical Success Factors described above. This resulted in the Committee approving the Corporate Performance Score of 75% of target which was applied consistently to all MIP executive participants, not just the Named Executive Officers.

•   After individual performance achievements were accounted for, executive MIP payments ranged from 36% to 113% of target. The average executive MIP payout was 61% of target.

The Culture and Compensation Committee believe that these decisions appropriately reflect the significant business achievements of 2021 and provide meaningful retention and alignment to our investment and growth priorities over the next five years. Additional information, as well as details on the compensation practices and policies more generally, are detailed in the balance of the Compensation Discussion & Analysis.

Compensation Design

Compensation Strategy

We believe that having the right management team leading NeoGenomics and our employees globally is critical in our ability to achieve our financial and strategic objectives. Our compensation philosophy offers our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining, and motivating highly skilled management, which is necessary to create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.

Alignment with NeoGenomics’ Strategy

NeoGenomics is a premier cancer diagnostics and pharma services company serving oncologists, pathologists, pharmaceutical companies, academic centers, and others with innovative diagnostic, prognostic and predictive testing. By providing uncompromising quality, exceptional service, and innovative solutions, we intend to be the world’s leading cancer testing and information company.

Underpinned by our values of Quality, Integrity, Accountability, Teamwork, and Innovation, we believe that focusing on saving lives by improving patient care will drive profitable growth for our stockholders to the benefit of all our stakeholders.

This vision is reflected in how we have designed our compensation programs with performance metrics that are included in our annual incentive plan that focus on our achievements.

Metric	How We Use It	Why It Matters

Revenue	Financial metric	Our vision is to be the world’s leading cancer testing and information company. Increases in revenue through organic growth and execution of strategic opportunities aligns management performance with the achievement of that vision and stockholder value realization.

Adjusted EBITDA	Financial metric	We continue to seek profitable growth in order to achieve outstanding performance for our stockholders. Adjusted EBITDA focuses our management team on balancing the profitability of our ongoing operations with the implementation of strategic initiatives to provide for future growth.

Strategic Critical Success Factors	Company metric	We believe that a culture of motivated and engaged employees will deliver superior service to our clients, leading to customer satisfaction and retention, which will continue to increase stockholder value. Annual focus areas are established each year to align with our strategic critical success factors of maintaining a world-class culture, providing uncompromising quality and delivering exceptional service, and driving innovation and growth. Measurement against the achievement of these focus areas provides for continuous alignment with our common purpose and vision.

Individual Performance	Individual metric	Each executive that participates in the MIP plays a unique role in the Company’s strategic objectives. Including individual performance goals for each executive that are in line with the executive’s major responsibilities ensures that incentive payments relate to both Company performance as well as individual performance.

Compensation Elements

Our compensation program aims to retain our executive leaders over the long-term. In accordance with our compensation philosophy we provide competitive fixed cash compensation, an annual incentive program that aligns pay with in-year progress against our longer term goals, and restricted stock awards and stock option awards that provide clear and transparent alignment to sustainable stockholder value creation. The aggregate value of base salary, annual incentive and long-term incentives is generally positioned within a competitive range around market median.

The following table summarizes the purpose and key features of each element of compensation.

Element	Purpose	Key Features
Base Salary	Provide competitive baseline compensation for role

•   Fixed cash compensation

•   Amounts informed by levels in the market, taking account of the role, scope of the position, experience, performance and strategic criticality

•   Target competitive range around market median

Annual Incentive	Reward for the achievement of both NeoGenomics and individual performance during the year	• Variable cash compensation • Target opportunity informed by levels in the market • Actual value based on financial performance and individually defined critical strategic success factors
Long-Term Incentives	Align with the long-term interests of NeoGenomics, our stockholders and our employees, while rewarding long-term sustainable value creation and driving retention

•   Grants of stock option awards and restricted stock awards generally made annually to Named Executive Officers

•   Variable equity-based compensation

•   Target opportunity informed by levels in the market

•   Options require stock price appreciation to yield value

•   Restricted stock and options have four year ratable vesting and options have a seven-year term

From time-to-time, the Culture and Compensation Committee may approve compensation that extends beyond these core elements. In 2021 the Committee approved one-time performance-based cash payments to two Named Executive Officers, and one-time restricted stock awards to all Named Executive Officers, both of which are explained in sections below.

As the following charts show, the majority of our Chief Executive Officer’s and other Named Executive Officers’ compensation for the year ended December 31, 2021 is variable or performance-based, or granted for retentive purposes. Please refer to the Summary Compensation Table and the related footnotes for further details regarding the breakout of the Chief Executive Officer’s and other Named Executive Officers’ compensation for the year ended December 31, 2021. Excluded from the charts below are the PSUs granted to certain of our Named Executive Officers in July 2021, which were subsequently forfeited.

Compensation Best Practices

What We Do:	What We Avoid:

✓  Pay for performance

✓  Deliver majority of executive compensation in the form of variable or performance-based pay

✓  Align annual performance objectives with our strategy

✓  Conduct annual assessment of Chief Executive Officer pay versus performance

✓  Take into consideration the compensation levels of a relevant peer group of companies when setting compensation

✓  Cap payout opportunities under our incentive plans

✓  Operate share ownership and retention requirements

✓  Operate clawback policy

✓  Operate double-trigger change-in-control benefits

✓  Operate an annual ‘say on pay’ vote

✓  Engage an independent compensation consultant

× No tax gross-ups on any change-in-control benefits

× No hedging or pledging of NeoGenomics stock

× No excessive perquisites, benefits or pension payments

× No reloading or repricing of stock option awards

× No option grants with an exercise price below fair market value

Culture and Compensation Governance

Culture and Compensation Oversight; Role of Executive Officers

The Culture and Compensation Committee, chaired by Lynn A. Tetrault and comprised of three additional independent Directors, is responsible for discharging the Board’s responsibilities relating to compensation of our executive officers, including the Chief Executive Officer. The Culture and Compensation Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. This includes reviewing and approving the compensation of the Named Executive Officers, approving performance goals, and reviewing the achievement of performance goals at year end.

In exercising its duties, the Culture and Compensation Committee receives information and support from management and guidance from an independent advisor.

The Culture and Compensation Committee is wholly responsible for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his or her own compensation. For other Named Executive Officers recommendations are made by the Chief Executive Officer regarding annual base salary, equity awards, and target bonus increases and are subsequently reviewed and approved by the Culture and Compensation Committee.

The Annual Process

The Culture and Compensation Committee typically meets four times a year to consider the following items:

Quarter	Typical Meeting Topics
Q1

•   Setting compensation for Company executive officers, including the review and approval of executive benchmarking and pay recommendations, salary adjustments, annual bonus payouts, and long-term incentive award values

•   Approve annual company and individual performance goals for the year ahead

•   Assess compliance versus stock ownership guidelines

•   Review historical equity awards and resulting burn rates

Q2

•   Review and finalize compensation discussion and analysis section of the proxy statement

•   Monitor the Company’s incentive and equity-based compensation plan, including the review and approval of annual equity grants

•   Undertake Culture and Compensation Committee self-evaluation

Q3

•   Review and discuss proxy advisor reports and any other investor feedback

•   Receive update on legislative, regulatory and governance environments

•   Review current compensation philosophy including organizational culture programs and practices pertaining to diversity, equity and inclusion

•   Review Culture and Compensation Committee charter

Q4	• Conduct annual peer group review • Discuss potential compensation design enhancements and review planning timeline • Succession planning

Additional meetings are scheduled on an as needed basis.

Use of an Independent Advisor

As outlined in its charter, the Culture and Compensation Committee has the authority to select, retain, and/or replace, as needed, compensation and benefits consultants to provide independent advice to the Culture and Compensation Committee.

Since 2016 the Culture and Compensation Committee has retained WTW as an independent outside compensation consultant. During 2021 WTW advised the Culture and Compensation Committee on peer group development, market practices, industry trends, investor views, and benchmark compensation data. In addition, they reviewed and provided the Culture and Compensation Committee with an independent perspective of the Company’s compensation related to its executive officers. These duties were consistent with those performed in prior years.

The Culture and Compensation Committee considered the six independence assessment factors specified under the SEC Rule 10C-1(b)(4) to monitor the independence of their compensation advisors. As was the case in prior years the Culture and Compensation Committee determined that WTW’s services during 2021 did not raise a conflict of interest.

Managing Compensation-Related Risks

NeoGenomics operates in a highly regulated, competitive and fast-moving field, meaning that risk management is core to our success. It is the common purpose of all NeoGenomics employees to save lives by improving patient care and this shared common purpose underscores our commitment to performance excellence in a risk-appropriate manner.

The Culture and Compensation Committee’s role relative to risk mitigation is to review the risks associated with management’s compensation policies and practices to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have a material adverse effect on the Company.

The Culture and Compensation Committee also oversees an annual review of the Company’s risk assessment of its compensation policies and practices for its employees. The risk-mitigating features that NeoGenomics has adopted within our executive compensation programs are summarized below.

Clawback

In the event of a restatement of the NeoGenomics’ financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, an employee shall be required to reimburse the Company for any amounts earned or payable with respect to an award granted under the Company’s equity plan to the extent required by law and any applicable Company policies.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines to further align the interests of our senior executives with those of our stockholders. The guidelines require executives in covered roles to hold NeoGenomics stock worth a value expressed as a multiple of their salary within five years of the guideline applying to them.

For the purposes of assessing compliance with share ownership guidelines, the following forms of equity interests are taken into account:

•	shares owned directly (including vested restricted awards); and
•	unvested restricted stock awards.

The table below compares the current share ownership guidelines to the actual share ownership of our Named Executive Officers as a multiple of base salary as of December 31, 2021:

Role	Share Ownership Guideline	Share Ownership(1)

Chief Executive Officer	3.0	10.6
Other Named Executive Officers	1.0	14.3

(1) Share ownership calculated as an average of all Named Executive Officers except for (i) the Chief Executive Officer who is shown separately; and (ii) Mr. VanOort, who resigned as Chief Executive Officer in April 2021, and is excluded.

Individuals who are yet to achieve their required ownership amounts are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards they have received. If an individual’s share ownership level is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to 100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted to them, until the applicable guideline level is achieved. As of December 31, 2021, all Named Executive Officers were either in compliance with the share ownership guidelines or not yet required to be in compliance due to their hire date.

Views of our Stockholders

In 2021 91.7% of the votes cast in our say-on-pay vote were in favor of our annual advisory vote on Named Executive Officers’ compensation. This positive vote and feedback, coupled with alignment of pay and performance under NeoGenomics’ compensation programs, reinforces the Company’s current approach to executive compensation. The outcome of the annual advisory vote provides regular indicative feedback across our entire shareholder base and will continue to inform the Culture and Compensation Committee’s thinking as it evaluates the appropriateness and effectiveness of NeoGenomics’ approach to executive compensation.

Compensation Peer Group

In evaluating executive compensation the Culture and Compensation Committee considers a number of factors including:

•	Company performance;
•	Individual performance;
•	Company performance relative to our established peer group;
•	Compensation practices observed in our established peer group; and
•	Stockholder views.

Given the fast-changing nature of our industry the Culture and Compensation Committee reviews the compensation peer group annually with input from WTW. Consideration is given to relative size (revenue, number of employees and market capitalization) and nature of business (business focus and model) of the organizations.

The Culture and Compensation Committee has consciously chosen to adopt a compensation peer group that includes certain companies that appear different from the group of companies with which our business competes. This is primarily due to the fact that many of our direct business competitors are either much larger or smaller than us in terms of size and scope, meaning the compensation data would not necessarily be appropriate to inform decision-making regarding executive compensation levels at NeoGenomics.

The 2021 compensation peer group comprised the following 16 companies:

• 10x Genomics, Inc. (1)	• Invitae Corporation	• Natera, Inc.
• AtriCure, Inc.	• Lantheus Holdings, Inc.	• OPKO Health, Inc.
• Bio-Techne Corporation	• Luminex Corporation	• Quidel Corporation
• Emergent BioSolutions, Inc.	• Medpace Holdings, Inc	• Repligen Corporation
• Exact Sciences Corporation	• Myriad Genetics, Inc.
• Guardant Health, Inc. (1)	• NanoString Technologies, Inc.

(1) Indicates companies excluded from Chief Executive Officer pay vs. performance graph below because three years of stock data is not available.

Peers included in 2021 met industry selection criteria and fell within the Life Sciences Tools & Services industry and desired ranges for revenue and market capitalization. Relative to the peer group the Company ranked approximately at the median for revenue and market capitalization. While a specific percentile is not targeted the Culture and Compensation Committee will generally reference a competitive range around market median to inform decisions on executive compensation, along with role scope, company and individual performance, role criticality and other relevant factors.

Assessment of the Chief Executive Officer’s Compensation

As noted above one of the Culture and Compensation Committee’s annual activities is to assess the total compensation of the Chief Executive Officer related to our compensation peer group. The peer group used for this purpose consists of compensation peer group as defined above.

The following graph shows the relationship of Mr. VanOort, our former Chief Executive Officer’s, total compensation as set forth in the 2021 Summary Compensation Table and the change in stock price for the three years ended December 31, 2018, 2019 and 2020 (annualized) as compared to the companies included in our peer group, as defined above. Data for the most recent year ended December 31, 2021, was not used in this graph as the Chief Executive Officer compensation was not available for this period for all companies presented.

2021 Compensation Decisions and Outcomes

The chart below presents the cumulative total return to our stockholders of $100 during the period from December 31, 2016, through December 31, 2021, in comparison to the cumulative return on the S&P 500 Index and a customized group of five publicly traded companies during that same period. These peers fall within our industry and/or are also included in our compensation peer group, as described above. The group is made up of Invitae Corporation, Exact Sciences Corporation, Laboratory Corporation of America Holdings, Natera, Inc., and Quest Diagnostics, Inc. Several of our closest competitors are part of large pharmaceutical or other multi-national firms, or are privately held and, as such, we are unable to obtain financial information for them.

The results assume that $100 (with reinvestment of all dividends) was invested in our common stock, the index, and in the peer group and its relative performance tracked through December 31, 2021. The comparisons are based on historical data and are not indicative of, nor intended to forecast, the future performance of our common stock.

Establishing Performance Targets

Performance targets are set in the first quarter at the time of the Board’s annual budgeting session to ensure that our executives’ compensation opportunities are aligned with our short and long-term strategic goals. The performance targets are designed to reward achievement of specific financial, strategic (referred to as our “Strategic Critical Success Factors”) and individual performance goals. We use an annual performance management process for our executives to assess individual performance, as well as a variety of distinct performance metrics that are shared among the executive team. As part of this process, each executive, including each of our Named Executive Officers, establishes his or her performance goals with input and approval from the Chief Executive Officer. Shared performance metrics are reviewed and approved by the Culture and Compensation Committee.

The Culture and Compensation Committee took the atypical action of basing the Corporate Performance Score under the 2021 MIP solely on the achievements related to our Strategic Critical Success Factors. This reflected the fact that the revenue and EBITDA goals were set in the first quarter of 2021, prior to the resurgence of the COVID-19 pandemic and its impact on our business and financial results, our leadership changes, strategic acquisitions, and the approval of the re-articulated Company strategy, resulting in these goals not being a meaningful indicator of 2021 performance. This enabled the Committee to ensure that payouts under the program appropriately reflected performance across the company and did not penalize participants for immediately pursuing actions that aligned with our revised strategic priorities.

2021 Chief Executive Officer Compensation

In February 2021, the Company announced Mr. Mallon as its new Chief Executive Officer, replacing Mr. VanOort effective April 19, 2021. In connection with his appointment, the Culture and Compensation Committee reviewed competitive market data to inform decisions on Mr. Mallon’s target compensation, also taking into account his prior experience, including most recently as the Chief Executive Officer at another publicly-traded pharmaceutical company, and the target compensation associated with that role.

The Culture and Compensation Committee approved the following target compensation package:

•	A base salary of $725,000;

•	A target bonus opportunity of 100% of salary, with an opportunity to earn up to 200% of target if maximum performance goals are achieved; and

•	An annual target equity award starting in 2022 of not less than $5.0 million.

In addition, to secure the appointment of Mr. Mallon the Culture and Compensation Committee approved two equity grants to be made in 2021:

•	A buyout award made in the form of stock options and restricted stock with a value of $5.5 million, which will vest ratably over the next four years; and

•	A special one-time performance-based award with a value of $5.0 million.

The buyout award took into account the compensation Mr. Mallon was forfeiting by joining NeoGenomics and was structured to provide immediate alignment with the Company’s shareholders with a multi-year vesting schedule. By its terms, the buyout award vested in connection with Mr. Mallon’s termination. On his termination, Mr. Mallon forfeited the time-vested restricted stock grant that was granted in replacement of the performance-based award described above, other than the portion of such award that would have vested by its terms on or prior to March 28, 2023.

The special one-time performance-based award was agreed to in the context of performance-based equity awards (in the form of PSUs) being contemplated at the time for the broader management team. These PSUs, originally approved by the Culture and Compensation Committee, were subsequently forfeited in December 2021. Concurrent with this forfeiture, the senior-level executives who had held the PSUs, as well as certain other executives, were granted time vested restricted stock awards. Further details on these awards for the Named Executive Officers are discussed further below in the section titled “2021 One-Time Incentive Awards.”

Former Chief Executive Officer (Mr. VanOort)

Mr. VanOort’s voluntary resignation on November 10, 2021 did not provide for payment of severance or other termination benefits. However, in recognition of Mr. VanOort’s significant contributions as both the Chair of the Board and Chief Executive Officer, the Culture and Compensation Committee approved the accelerated vesting of all of his outstanding and unvested restricted stock and option awards.

The incremental fair value of the accelerated unvested portions of the restricted stock and option awards, determined under the accounting rules (ASC Topic 718), were $1.7 million and $4.9 million, respectively.

2021 Base Salary

Named Executive Officer	Base Salary	Effective Date

Douglas M. VanOort	$725,000	March 1, 2021

Mark W. Mallon	$725,000	April 19, 2021

Kathryn B. McKenzie	$425,000	March 1, 2021

George A. Cardoza	$500,000	July 5, 2021

Halley E. Gilbert	$470,000	August 17, 2021

Dr. Clive D. Morris (1)	$552,800	June 18, 2021

(1) For purposes of this table, a blended applicable rate of 1.365 U.S. dollars (“USD”) per Pound Sterling (“GBP”), which was based on a 7-month average rate, has been used to convert Dr. Morris’s salary to USD for 2021.

Annual Incentive

The MIP provides for an annual performance bonus, paid in cash, designed to incentivize and reward Named Executive Officers for operating results, both financial and strategic. The 2021 performance goals were approved by the Culture and Compensation Committee and were communicated to each of our Named Executive Officers at the start of the calendar year or as of the date of hire, as applicable. In 2021, bonus opportunities and outcomes for the Named Executive Officers were as follows:

Named Executive Officer	Target Bonus (% of salary)	Maximum Bonus (% of salary)	Actual Bonus (% of salary)	Actual Bonus (% of target)

Douglas M. VanOort (1)	—	—	—	—

Mark W. Mallon (2)	100%	200%	80%	80%

Kathryn B. McKenzie	50%	100%	39%	78%

George A. Cardoza	55%	110%	53%	96%

Halley E. Gilbert (3)	50%	100%	48%	96%

Dr. Clive D. Morris	50%	100%	54%	107%

(1) Mr. VanOort resigned as Executive Chairman on October 7, 2021.

(2) Mr. Mallon’s bonus was pro-rated to reflect his start date in April 2021.

(3) Ms. Gilbert’s bonus was pro-rated to reflect her start date in August 2021.

In the first quarter of 2021, the Culture and Compensation Committee approved the performance metrics and associated goals for the 2021 annual incentive plan. Consistent with prior years, corporate performance was tied to financial performance (revenue and Adjusted EBITDA) and our Strategic Critical Success Factors. All participants, including the Named Executive Officers, also had a component of their annual cash bonus contingent on individual performance. The relative weightings reflect the role of each Named Executive Officer and the areas on which they are able to have the most influence and impact. The inclusion of a shared corporate performance component reflects the importance of our senior management working collectively as a team to deliver results and their shared accountability to our stockholders.

The weight of each measure for 2021 was as follows:

	Corporate Performance			Individual Performance

Named Executive Officer	Revenue	Adjusted EBITDA	Strategic Critical Success Factors	Individual Goals

Douglas M. VanOort (1)	—%	—%	—%	—%

Mark W. Mallon	40%	40%	10%	10%

Kathryn B. McKenzie	30%	30%	10%	30%

George A. Cardoza	10%	10%	10%	70%

Halley E. Gilbert	30%	35%	10%	25%

Dr. Clive D. Morris	—%	—%	50%	50%

(1) Mr. VanOort resigned as Executive Chairman on October 7, 2021.

The Culture and Compensation Committee took the atypical action of basing the Corporate Performance Score solely on the achievements related to our Strategic Critical Success Factors. This reflected the fact that the revenue and EBITDA goals set in the first quarter of 2021, prior to the resurgence of the COVID-19 pandemic and its impact on our business and financial results, our leadership changes, strategic acquisitions and the approval of the re-articulated Company strategy, resulting in these goals not being a meaningful indicator of 2021 performance. This enabled the Culture and Compensation Committee to ensure that payouts under the program appropriately reflected performance across the Company and did not penalize participants for immediately pursuing actions that aligned with our revised strategic priorities.

Individual Performance

The individual performance components of the MIP include specific goals for each Named Executive Officer.

Our Culture and Compensation Committee approved the Chief Executive Officer’s recommendations for the individual performance ratings of executives (other than the Chief Executive Officer). Individual performance ratings of the Chief Executive Officer were approved based on an evaluation of performance by the Culture and Compensation Committee. Individual performance ratings were based on individual goals and some of the key achievements of the Named Executive Officers included the following:

Named Executive Officer	Key Achievements	Individual Performance Factor (% of salary)

Douglas M. VanOort (1)	• Developed and implemented process to manage Chief Executive Officer succession and transition	—%

Mark W. Mallon	• Transitioned to Chief Executive Officer role • Strengthened executive leadership team through key hires	10%

Kathryn B. McKenzie	• Improved the Company’s liquidity position through financing events in both January and June • Led M&A finance diligence efforts and finance integrations of newly acquired businesses • Improved financial and operational tools, including implementation of a new, scalable Enterprise Resource Planning system • Led team responsible for successful opening of new Fort Myers headquarters • Commenced IT transformation and served as key partner in integration of Chief Information Officer	30%

George A. Cardoza	• Achieved financial targets including revenue and EBITDA • Achieved turnaround time goals • Achieved goals specific to Pharma Services division	70%

Halley E. Gilbert	• Developed and implemented plans to re-build a sustainable legal team • Managed Company self submission to the Office of the Inspector General • Enhanced contracts processes • Implemented corporate governance best practices	25%

Dr. Clive D. Morris	• Progressed the commercialization of InVisionFirst®-Lung • Drove RaDaR™ development for U.S. clinical commercialization and biopharma partnering • Developed a significant portfolio of biopharma partnerships focused on RaDaR™	50%

(1) Mr. VanOort resigned as Executive Chairman on October 7, 2021.

The combination of corporate and individual performances resulted in the following awards based on 2021 performance:

Named Executive Officer	Actual Bonus ($)	Actual Bonus (% of salary)	Actual Bonus (% of target)

Douglas M. VanOort (1)	—	—	—

Mark W. Mallon (2)	407,900	80%	80%

Kathryn B. McKenzie	166,500	39%	78%

George A. Cardoza	242,600	53%	96%

Halley E. Gilbert (3)	84,500	48%	96%

Dr. Clive D. Morris (4)	296,900	54%	107%

(1) Mr. VanOort resigned as Executive Chairman on October 7, 2021.

(2) Mr. Mallon’s bonus was pro-rated to reflect his start date in April 2021.

(3) Ms. Gilbert’s bonus was pro-rated to reflect her start date in August 2021.

(4) For purposes of this table, a blended applicable rate of 1.365 USD per GBP, which is based on a 7-month average rate, has been used to convert Dr. Morris’s salary to USD for 2021.

2021 Long-Term Incentive Awards

Annual 2021 long-term incentive (“LTI”) awards to our Named Executive Officers were made in the form of a combination of stock option awards and time-based restricted stock. This directly reflects our strategy and, in turn, our compensation philosophy by delivering an appropriate balance of retention and motivation to deliver strong strategic performance, with a view to long-term value creation for our stockholders. The Culture and Compensation Committee views stock option awards as a performance-based incentive given the inherent requirement for stock price appreciation for awards to yield value. The Culture and Compensation Committee also considers it appropriate to grant restricted stock awards to our Named Executive Officers because it provides a degree of retention in our LTI program. This aligns with one of the goals of our compensation philosophy, which is to retain our highly skilled management team, especially those who previously reported to the former Chief Executive Officer of the Company.

The amount of LTI awards granted to each Named Executive Officer is determined based on individual performance, potential future contributions, market competitiveness, and other factors. Our Culture and Compensation Committee reviews our LTI awards against LTI awards of our peer group and also reviews the overall total compensation of our executive officers against our peer group. On average, annual LTI grant awards for our Named Executive Officers position their overall compensation at or around the median values of our peer group, in cases where there are comparable positions at the peer companies. Stock options and restricted stock awards vest ratably over four years from the date of grant, starting on the first anniversary of the date of grant.

2021 One-Time Incentive Awards

To further enhance the retention impact of our compensation programs, the Culture and Compensation Committee granted one-time incentive awards to certain Named Executive Officers in 2021.

Named Executive Officer	Value	Rationale	Target Payment Dates

Kathryn B. McKenzie	$300,000	• Closing of strategic Inivata transaction • Post-transaction financial integration • Successful IT transition and commencement of IT transformation efforts	• 33% June 30, 2021 • 33% December 31, 2021 • 33% December 31, 2022, subject to continued employment

George A. Cardoza	$200,000	• Succession support • Successful international expansion	• 50% December 31, 2021 • 50% December 31, 2022, subject to continued employment

Halley E. Gilbert	$100,000 $100,000	• Sign on bonus • Relocation allowance	• 100% August 17, 2021 • 100% August 17, 2021

Dr. Clive D. Morris	$100,000	• Completion of Inivata Share Purchase Agreement dated May 4, 2021	• 100% July 19, 2021

	£607,500	• Retention Cash Bonus • 1st Strategic Objective • 2nd Strategic Objective	• 50% June 30, 2022 • 25% 30 days after completion • 25% 30 days after completion

In July 2021, the Culture and Compensation Committee also approved one-time, PSUs for the Named Executive Officers and other select senior leaders for several reasons including alignment with our strategic priorities, retention of executive leaders through a period of Chief Executive Officer, and leadership team and Company transition. These awards were to vest upon the achievement of time-based service conditions and certain performance goals, including financial performance targets and operational milestones.

In the third quarter of 2021, we revised our priorities to focus on needed investments to strengthen our leadership in oncology diagnostics impacting cancer patients worldwide and to bolster the launch of RaDaR™. It became apparent that the performance goals for these PSUs did not align with our renewed focus. In addition, the Culture and Compensation Committee agreed there was a need to stabilize our executive team in a time of changing priorities and leadership.

As a result of this misalignment, in December 2021, the Culture and Compensation Committee determined that the PSUs should be forfeited and replaced with time-vested restricted stock awards. The grant of restricted stock serves to retain our executive team, who will now be focused on the successful execution of our strategic priorities. These awards vest ratably over three years with the first tranche vesting on December 31, 2022 and are subject to continued employment with the Company. The target values of the restricted stock awards for each Named Executive Officer was as follows:

Named Executive Officer	Target Value ($)

Mark W. Mallon	5,000,000

Kathryn B. McKenzie	1,000,000

George A. Cardoza	2,000,000

Halley E. Gilbert	1,500,000

Dr. Clive D. Morris	1,000,000

Other Elements of Compensation

Perquisites

We do not provide significant perquisites or personal benefits to Named Executive Officers. We provide competitive relocation benefits to newly hired officers, in keeping with industry practices. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below under the column entitled “All Other Compensation” and the related footnotes.

Benefits

Named Executive Officers based in the United States are provided health benefits and participation in our 401(k) Plan. Under the 401(k) Plan NeoGenomics matches contributions at the rate of 100% of every dollar contributed up to 3% of the respective employee’s compensation and an additional 50% of every dollar contributed on the next 2% of compensation (4% maximum Company match). Dr. Morris, who is based in the United Kingdom, is provided health benefits and an employer pension contribution equal to 10% of his annual salary.

Additional Information

Tax and Accounting Considerations

Section 162(m) of the Code generally limits the tax deductibility of compensation in excess of $1 million paid to certain current and former executive officers of a public company.

Consistent with its past practice, the Culture and Compensation Committee will design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, even if they are wholly or partially limited as to tax deductibility.

Culture and Compensation Committee Report

The members of the Company’s Culture and Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with NeoGenomics’ management and, based on such review and discussions, we have recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

MEMBERS OF THE CULTURE AND COMPENSATION COMMITTEE

Bruce K. Crowther, Chair

David J. Daly

Michael A. Kelly

Executive Compensation Tables

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2021, 2020, and 2019 (or shorter period of employment, as applicable), by the principal executive officers, principal financial officer, and our three other most highly compensated executive officers in 2021, together “Named Executive Officers”:

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Award (2) ($)	Option Award (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)

Douglas M. VanOort (5) Former Chair of the Board and Former Chief Executive Officer	2021 2020 2019	649,327 669,039 665,000	— — —	1,665,204 990,000 742,507	4,912,471 2,010,000 1,338,225	— 450,000 900,000	— — —	7,227,002 4,119,039 3,645,732

Mark W. Mallon (6) Director and Chief Executive Officer	2021 2020 2019	487,981 — —	— — —	7,750,000 — —	2,750,000 — —	407,900 — —	83,974 — —	11,479,855 — —

Kathryn B. McKenzie (7) Chief Financial Officer	2021 2020 2019	415,384 359,616 250,000	200,000 — —	1,330,000 165,000 44,551	670,000 335,000 80,293	166,500 175,000 150,000	11,600 — —	2,793,484 1,034,616 524,844

George A. Cardoza (8) President and Chief Operating Officer, Laboratory Operations, Clinical Services	2021 2020 2019	447,500 384,630 380,000	100,000 — —	2,660,000 214,500 164,993	1,340,000 435,500 297,381	242,600 155,000 265,000	10,400 — —	4,800,500 1,189,630 1,107,374

Halley E. Gilbert (9) Chief Legal Officer and Corporate Secretary	2021 2020 2019	160,885 — —	100,000 — —	4,000,000 — —	1,000,000 — —	84,500 — —	100,000 — —	5,445,385 — —

Dr. Clive D. Morris (10) President, Inivata	2021 2020 2019	299,433 — —	100,000 — —	1,466,667 — —	933,333 — —	296,900 — —	30,185 — —	3,126,518 — —

(1)

Amounts shown for Ms. McKenzie and Mr. Cardoza consist of bonuses earned upon completion of certain strategic goals from a one-time incentive program. Amount shown for Ms. Gilbert consists of a one-time signing bonus. Amount shown for Dr. Morris consists of a one-time incentive cash payment upon closing of the Inivata acquisition.

(2)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock awards (based on the closing price of our common stock on the day prior to the grant date) and stock option awards granted to the Named Executive Officers. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date.

For 2021 certain of our Named Executive Officers were also granted PSUs. Under SEC rules, these PSUs are valued based on the probable outcome of the performance conditions associated with these awards, which was determined to be not probable at grant. As a result, no amount in respect of the PSUs granted in 2021 has been included in the table above. The grant date fair value of the PSUs, assuming that the performance conditions associated with these awards were achieved in full, was: Mr. Mallon, $5.0 million; Ms. McKenzie, $1.0 million; Mr. Cardoza, $2.0 million; Ms. Gilbert, $1.5 million; and Dr. Morris, $1.0 million. The PSUs were cancelled on December 30, 2021.

See Item 8, Note 2. Summary of Significant Accounting Policies, to our Consolidated Financial Statements of our Annual Report on Form 10-K as filed with the SEC on February 25, 2022, for a description of the valuation methodology of stock and option awards. For Mr. VanOort, the amounts included for 2021 in the “Stock Award”

and “Option Award” columns also include the incremental fair value computed in accordance with ASC Topic 718 of restricted stock and option awards ($1.6 million and $4.9 million, respectively) associated with the accelerated vesting of his awards in connection with his termination of employment.

(3)	Amounts shown consist of awards based on performance under our MIP for each respective year.
(4)

Perquisites and other personal benefits for a Named Executive Officer are excluded if the total value of all of such perquisites and personal benefits is less than $10,000. The table below shows the components of the All Other Compensation column shown above for 2021:

Named Executive Officer	Retirement Plan Company Contribution(a) $	Relocation Allowance(b) $	Total All Other Compensation $

Douglas M. VanOort	—	—	—

Mark W. Mallon	11,600	72,374	83,974

Kathryn B. McKenzie	11,600	—	11,600

George A. Cardoza	10,400	—	10,400

Halley E. Gilbert	—	100,000	100,000

Dr. Clive D. Morris	30,185	—	30,185

(a)

The amounts in this column, except the amount for Dr. Morris, represent our matching contributions allocated to each of the named executive officers who participated in our 401(k) retirement savings plan in 2021. All such matching contributions were fully vested upon contribution. The amount for Dr. Morris represents our employer contributions to his account under a group personal pension scheme maintained for the Company’s U.K. employees. This amount was converted from GBP using a blended applicable rate of 1.365 USD per GBP, which is based on a seven-month average rate for 2021.

(b)	The amounts in this column represent payments to Mr. Mallon and Ms. Gilbert for relocation allowances pursuant to each of their employment agreements.
(5)

Mr. VanOort resigned as Chief Executive Officer effective April 19, 2021, resigned as Executive Chair of the Board effective October 7, 2021, and resigned from the Board effective November 10, 2021. Mr. VanOort voluntarily reduced his annual salary in April 2020 from $700,000 to $665,000 to align with management’s decision not to implement merit pay increases for all employees due to the COVID-19 pandemic.

(6)

Mr. Mallon joined the Company as Chief Executive Officer and Director in April 2021. On an annualized basis his salary would have been $725,000 in 2021. Mr. Mallon stepped down as Chief Executive Officer and resigned as a member of the Board, effective March 28, 2022.

(7)

Ms. McKenzie was appointed to Chief Financial Officer in February 2020. Prior to that date Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and Principal Financial Officer since 2019.

(8)

Mr. Cardoza was appointed to President and Chief Operating Officer, Laboratory Operations, Clinical Services in July 2021. Prior to that date Mr. Cardoza served as the Company’s President of Pharma Services since 2017.

(9)

Ms. Gilbert joined the Company as Chief Legal Officer in August 2021. On an annualized basis her salary would have been $470,000 in 2021. Ms. Gilbert is expected to depart the Company effective April 22, 2022.

(10)

Dr. Morris joined the Company as President, Inivata in June, 2021. On an annualized basis his salary (as converted to USD) would have been $552,800 using a blended applicable rate of 1.365 USD per GBP, which is based on a seven-month average rate for 2021.

Grants of Plan-Based Awards

The following table shows information regarding grants of non-equity and equity awards that we made during the fiscal year ended December 31, 2021, to each of our Named Executive Officers:

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan (1) ($)			Estimated Future Payouts Under Equity Incentive Plan (2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price per Share of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Douglas M. VanOort (4) Former Chair of the Board and Former Chief Executive Officer	3/02/21	—	—	—	—	—	—	56,423	—	—	3,000,000
	11/10/21	—	—	—	—	—	—	101,574			1,665,204
	11/10/21	—	—	—	—	—	—		284,597	(3)	4,912,471

Mark W. Mallon (5) Director and Chief Executive Officer	4/19/21	—	509,893	1,019,785				55,736	—	—	2,750,000
	4/19/21	—	—	—	—	—	—	—	151,016	49.34	2,750,000
	7/01/21	—	—	—	—	110,693	—	—	—	—	—
	12/30/21	—	—	—	—	—	—	152,858	—	—	5,000,000

Kathryn B. McKenzie Chief Financial Officer	3/02/21	—	212,500	425,000	—	—	—	6,207	—	—	330,000
	3/02/21	—	—	—	—	—	—	—	35,171	53.17	670,000
	7/01/21	—	—	—	—	22,139	—	—	—	—	—
	12/30/21	—	—	—	—	—	—	30,572	—	—	1,000,000

George A. Cardoza (6) President and Chief Operating Officer, Laboratory Operations, Clinical Services	3/02/21	—	253,242	506,484	—	—	—	6,207	—	—	330,000
	3/02/21	—	—	—	—	—	—	—	35,171	53.17	670,000
	7/01/21	—	—	—	—	44,277	—	—	—	—	—
	7/05/21	—	—	—	—	—	—	7,584	—	—	330,000
	7/05/21	—	—	—	—	—	—	—	40,502	43.95	670,000
	12/30/21	—	—	—	—	—	—	61,143	—	—	2,000,000

Halley E. Gilbert (7) Chief Legal Officer and Corporate Secretary	8/17/21	—	87,802	175,604	—	—	—	59,228	—	—	2,500,000
	8/17/21	—	—	—	—	—	—	—	63,331	42.21	1,000,000
	8/17/21	—	—	—	—	35,537	—	—	—	—	—
	12/30/21	—	—	—	—	—	—	45,858	—	—	1,500,000

Dr. Clive D. Morris (8) President, Inivata	6/18/21	—	276,413	552,825	—	—	—	10,708	—	—	466,667
	6/18/21	—	—	—	—	—	—	—	53,857	43.58	933,333
	7/01/21	—	—	—	—	22,139	—	—	—	—	—
	12/30/21	—	—	—	—	—	—	30,572	—	—	1,000,000

(1)

The Fiscal Year 2021 annual bonus of non-equity incentive plan awards sets forth the target and maximum of the amounts awarded as an annual bonus in fiscal year 2021 under the MIP. The actual amount earned is reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. All awards vest ratably over four years commencing one year after the date of grant except for stock awards granted December 30, 2021, which vest ratably over three years commencing one year after the date of grant.

(2)

For 2021, our Named Executive Officers (other than Mr. VanOort) were granted PSUs. Under SEC rules, these PSUs are valued based on the probable outcome of the performance conditions associated with these awards, which was determined to be not probable at grant. As a result, no amount in respect of the PSUs granted in 2021 has been included in the table above under “Grant Date Fair Value of Stock and Option Awards.” The grant date fair value of the

PSUs, assuming that the performance conditions associated with these awards were achieved in full, was: Mr. Mallon, $5.0 million; Ms. McKenzie, $1.0 million; Mr. Cardoza, $2.0 million; Ms. Gilbert, $1.5 million; and Dr. Morris, $1.0 million. The PSUs were cancelled on December 30, 2021. In December 2021 the Named Executive Officers forfeited the PSUs and received a grant of time-vested restricted stock awards included elsewhere in this table and described under 2021 One-Time Incentive Awards on page 40.

(3)

Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used in the valuation of option awards can be found in Item 8, Note 2. Summary of Significant Accounting Policies, to our Consolidated Financial Statements of our Annual Report on Form 10-K as filed with the SEC on February 25, 2022, for a description of the valuation methodology of stock and option awards. See also our discussion of stock based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K.

(4)

Mr. VanOort resigned as Executive Chairman on October 7, 2021. On November 10, 2021, the Culture and Compensation Committee authorized the accelerated vesting of 115,784 and 168,813 shares at exercise prices of $19.60 and $28.33, respectively.

(5)	Mr. Mallon joined the Company as Chief Executive Officer and Director in April 2021.
(6)

Mr. Cardoza was appointed to President and Chief Operating Officer, Laboratory Operations, Clinical Services in July 2021. Prior to that date Mr. Cardoza served as the Company’s President of Pharma Services since 2017.

(7)	Ms. Gilbert joined the Company as Chief Legal Officer in August 2021.
(8)

Dr. Morris joined the Company as President, Inivata in June, 2021. Dr. Morris’s estimated future payouts under non-equity incentive plan were converted from GBP using a blended applicable rate of 1.365 USD per GBP, which is based on a seven-month average rate for 2021.

Narrative Disclosure to the Summary Compensation Table and the

Grants of Plan Awards Table

In 2021, each of our Named Executive Officers, other than Dr. Morris whose service agreement is described below, were parties to employment agreements (the “Pre-2022 Employment Agreements”). On or around December 31, 2021, each of the Named Executive Officers employed as of December 31, 2021 entered into new employment agreements, effective as of January 1, 2022, in substantially the form attached as Exhibit 10.11 of the Form 10-K for the year ended December 31, 2021. For purposes of this narrative disclosure, a summary of the Pre-2022 Employment Agreements is set forth below. The severance payments and benefits to which each of our currently employed Named Executive Officers are entitled under the agreements currently in effect are described under the “Employment Agreements and Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Mr. VanOort entered into an employment agreement with us on October 28, 2009, pursuant to which he was entitled to an initial base salary of $325,000 and a target annual incentive bonus equal to 60% of his base salary.

Mr. Mallon’s Pre-2022 Employment Agreement was entered into in connection with his employment on February 23, 2021 and, pursuant to such agreement, Mr. Mallon was entitled to an initial base salary of $725,000 and a target annual incentive bonus equal to 100% of his base salary. Mr. Mallon was also entitled to relocation benefits up to $600,000 and eligible to participate in our employee benefit plans. Further, Mr. Mallon’s employment agreement provided that he receive an equity grant in the amount of $5.5 million, to be split equally between restricted shares and stock options, each vesting ratably over a period of four years from the date of grant, subject to continued employment. The employment agreement also provided that: (a) within six months of his start date, Mr. Mallon be granted a one-time performance-based award equal to a minimum of $5.0 million in the form of equity and/or cash with a vesting schedule as determined by the Culture and Compensation Committee; and (b) in 2022, Mr. Mallon receive an annual equity grant of restricted shares and options with an aggregate target value equal to a minimum of $5.0 million, each vesting ratably over a period of four years from the date of grant.

Ms. McKenzie’s Pre-2022 Employment Agreement was entered into on February 5, 2020 and, pursuant to such agreement, Ms. McKenzie was entitled to an initial base salary of $375,000 and a target annual incentive bonus equal to 50% of her base salary. The employment agreement also provided that Ms. McKenzie receive a grant of stock options and restricted shares in amounts approved by the Culture and Compensation Committee and Ms. McKenzie be eligible to participate in our employee benefit plans.

Mr. Cardoza’s Pre-2022 Employment Agreement was entered into on July 5, 2021 and, pursuant to such agreement, he was entitled to an initial base salary of $500,000 and a target annual incentive bonus equal to 60% of his base salary. The employment agreement also provided that he receive an equity grant in the amount of $1.0 million and in the form restricted shares and stock options, each vesting ratably over a period of four years from the date of grant, subject to continued employment and beginning in 2022, receive annual incentive grants of restricted shares and stock options which vest ratably over a period of four years from the date of grant, subject to continued employment.

Ms. Gilbert’s Pre-2022 Employment Agreement was entered into in connection with her employment on August 23, 2021 and, pursuant to such agreement, Ms. Gilbert was entitled to an initial base salary of $470,000 and a target annual incentive bonus equal to 50% of her base salary. Ms. Gilbert was also entitled to relocation benefits up to $100,000 and eligible to participate in our employee benefit plans. Further, Ms. Gilbert’s employment agreement provided that she receive an equity grant in the amount of $2.0 million, in the form of restricted shares, each vesting ratably over a period of four years from the date of grant, subject to continued employment. The employment agreement also provided that: (a) Ms. Gilbert receive restricted share and option grants equal to $1.5 million in the aggregate, each vesting ratably over a period of four years from the date of grant, subject to continued employment; (b) within three months of her start date, Ms. Gilbert be granted a one-time performance-based award equal to a minimum of $1.5 million in the form of equity and/or cash with a vesting schedule as determined by the Culture and Compensation Committee; and (c) in 2022, Ms. Gilbert receive an annual equity grant of restricted shares and options with an aggregate target value equal to a minimum of $1.5 million, each vesting ratably over a period of four years from the date of grant.

Dr. Morris entered into a service agreement with a subsidiary of the Company, Inivata Limited in June 2021. Pursuant to such agreement, Dr. Morris is entitled to an annual salary of £405,000 and eligible to receive a performance base bonus in the management incentive plan with a target bonus of 50% of his salary for 2021 and, in future years, not less than 50% of his salary. Further, Dr. Morris is entitled to a retention cash bonus in an amount equal to £607,500, of which 50% of the bonus vests on June 30, 2022 and the remaining 50% of the bonus subject to our achievement of certain performance milestones. Dr. Morris is also eligible to participate in private medical insurance for him and his family and life insurance.

Options Exercised and Stock Vested

The options exercised by and stock vested for our Named Executive Officers during the year ended December 31, 2021, were as follows:

	Stock Option Awards		Restricted Stock Awards

Name Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Douglas M. VanOort	345,508	10,906,521	135,258	(1)	6,068,016

Mark W. Mallon	—	—	—		—

Kathryn B. McKenzie	5,000	128,700	2,024	(1)	106,366

George A. Cardoza	—	—	3,996		207,839

Halley E. Gilbert	—	—	—		—

Dr. Clive D. Morris	—	—	—		—

(1)	Shares were withheld to cover tax withholding obligations in connection with these exercises. The number of shares reported represents the gross number before the withholding of such shares.

Outstanding Equity Awards at December 31, 2021

The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2021:

Stock Option Awards								Restricted Stock Awards

Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (1) ($)
Douglas M. VanOort Former Chair of the Board and Former Chief Executive Officer	2/26/18	154,492	—		—	8.03	2/08/22	—	—
	3/01/19	231,567	—	(2)	—	19.60	2/08/22	—	—
	3/02/20	225,084	—	(2)	—	28.33	2/08/22	—	—

Mark W. Mallon Director and Chief Executive Officer	4/19/21	151,016	—	(3)	—	49.34	4/19/28	55,736	1,901,712	(4)
	12/30/21	—	—		—			152,858	5,215,515	(5)

Kathryn B. McKenzie Chief Financial Officer	10/18/17	20,000	—		—	9.07	10/18/22	—	—
	2/26/18	40,000	—		—	8.03	2/26/23	—	—
	3/01/19	6,946	6,948	(3)	—	19.60	3/01/24	1,137	38,794	(4)
	3/02/20	9,378	28,136	(3)	—	28.33	3/02/27	4,368	149,036	(4)
	3/02/21	—	35,171	(3)	—	53.17	3/02/28	6,207	211,783	(4)
	12/30/21	—	—		—			30,572	1,043,117	(5)
George A. Cardoza President and Chief Operating Officer, Laboratory Operations	4/28/17	50,000	—		—	7.52	4/28/22	—	—
	2/26/18	192,500	—		—	8.03	2/26/23	—	—
	3/1/19	25,729	25,730	(3)	—	19.60	3/01/24	4,210	143,645	(4)
	3/02/20	12,192	36,576	(3)	—	28.33	3/02/27	5,679	193,767	(4)
	3/02/21	—	35,171	(3)	—	53.17	3/02/28	6,207	211,783	(4)
	7/05/21	—	40,502	(3)	—	43.95	7/05/28	7,584	258,766	(4)
	12/30/21	—	—		—			61,143	2,086,199	(5)
Halley E. Gilbert Chief Legal Officer and Corporate Secretary	8/17/21	—	63,331	(3)	—	42.21	8/17/28	59,228	2,020,859	(4	) (5)
	12/30/21	—	—		—			45,858	1,564,675	(5)

Dr. Clive D. Morris President, Inivata	6/18/21	—	53,857	(3)	—	43.58	6/18/28	10,708	365,357	(4)
	12/30/21	—	—		—			30,572	1,043,117	(5)

(1)	Market value based on the closing stock price of $34.12 at December 31, 2021.
(2)	Upon retirement from the Board on November 10, 2021, Mr. VanOort’s unvested awards were accelerated.
(3)	Option awards vest ratably over four years commencing one year after date of grant.
(4)	Restricted stock awards vest ratably over four years commencing one year after date of grant.
(5)	Restricted stock awards vest ratably over three years commencing one year after date of grant.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts that contain provisions for payment of severance upon termination by either the Company without cause or the executive for good reason, or terminations occurring during a change of control period. General terms of these arrangements are described below.

Resignation of Former Chief Executive Officer

Mr. VanOort’s voluntary resignation on November 10, 2021, did not provide for payment of severance or other termination benefits. However, in recognition of Mr. VanOort’s significant contributions as both the Chair of the Board and Chief Executive Officer, the Culture and Compensation Committee approved the accelerated vesting of all of his outstanding and unvested stock and option awards (101,574 shares of restricted stock and 284,597 options).

Potential Payments Upon Termination

In the event of termination of an executive’s employment by either the Company without cause or the executive for good reason, under the employment and service agreements as currently in effect, the Company will provide the following in addition to final compensation:

•	an amount equal to one times the executive’s annual base salary,

•	an amount equal to the executive’s target bonus,

•	reimbursement of COBRA premiums for up to 12 months following the executive’s termination, and

•	accelerated vesting of time-based equity awards outstanding at the time of the executive’s termination that would have continued to vest for the following 12 months.

Under Dr. Morris’ service agreement with a subsidiary of the Company, Inivata Limited, Inivata Limited is required to provide him with six months’ notice of certain terminations of employment, but does not otherwise provide benefits and payments upon a termination. However, at our election, the notice period may be converted to a garden leave period in which Dr. Morris will still remain an employee. During the garden leave period, which may be up to six months, the Company will provide the following:

•	an amount equal to Dr. Morris’ base salary during the garden leave period,

•	continuation of health care coverage during the garden leave period,

•	an amount equal to Dr. Morris’ pro-rata bonus calculated through the expiration of the garden leave period,

•	continued eligibility to earn any unpaid portion of the performance component of the retention cash bonus to the extent earned in accordance with its terms

In addition, under the terms of Dr. Morris’ retention cash bonus, if his employment is terminated without cause prior to June 30, 2022 he will receive the unpaid portion of the time component of this bonus (£303,750) and will remain eligible to earn the unpaid performance component (£303,750) in accordance with its terms.

The following table presents estimated amounts that would be payable or provided to these Named Executive Officers if employment were terminated by either the Company without cause or the executive for good reason at December 31, 2021:

	Benefits and Payments Upon Termination

Named Executive Officer	Base Salary (1) ($)	Target Bonus (2) ($)	Benefits (3) ($)

Mark W. Mallon	725,000	725,000	34,000

Kathryn B. McKenzie	425,000	212,500	19,000

George C. Cardoza	500,000	300,000	34,000

Halley E. Gilbert	470,000	235,000	34,000

Dr. Clive D. Morris (4)	—	—	—

(1)	Represents an amount equal to the executive’s annual base salary at December 31, 2021.
(2)	Represents the target bonus.
(3)	Represents the estimated incremental cost to the Company for continuation of health care benefits for 12 months.
(4)

Dr. Morris is a party to a service agreement with a subsidiary of the Company, Inivata Limited, that requires Inivata Limited to provide him with six months’ notice of certain terminations of employment, but that does not otherwise provide benefits and payments upon a termination.

The following table presents accelerated vesting for certain equity awards outstanding at the time of the executive’s termination for each Named Executive Officer, if employment were terminated by either the Company without cause or the executive for good reason at December 31, 2021:

	Vesting Upon Termination

Named Executive Officer	Unvested Stock Option (#)	Stock Option Awards Estimated Benefit (1) ($)	Unvested Restricted Stock (#)	Restricted Stock Estimated Benefit (1) ($)

Mark W. Mallon	37,754	—	64,886	2,213,910

Kathryn B. McKenzie	21,644	104,741	13,765	469,662

George C. Cardoza	43,974	257,392	27,826	949,423

Halley E. Gilbert	15,832	—	34,041	1,161,479

Dr. Clive D. Morris	—	—	—	—

(1) Estimated benefit based on the closing stock price of $34.12 at December 31, 2021.

Potential Payments Upon Change in Control

In the event of termination during the three month period prior to or the twenty-four month period following a change in control (“Change in Control Period”), the general terms of these arrangements (other than the service agreement with Dr. Morris) are as follows:

In the event of termination of an executive’s employment by either the Company without cause or the executive for good reason during a Change in Control Period, the Company will provide the following in addition to final compensation:

•

in the case of an executive other than the Chief Executive Officer, an amount equal to the executive’s base salary times two and in the case of the Chief Executive Officer, an amount equal to the Chief Executive’s base salary times three;

•	an amount equal to the executive’s target bonus;

•	reimbursement of COBRA premiums for up to 12 months following the executive’s termination;

•	accelerated vesting of all unvested equity awards outstanding at the time of the executive’s termination;

The following table presents estimated amounts that would be payable or provided to these Named Executive Officers if employment were terminated due to a change in control at December 31, 2021:

	Benefits and Payments Due to Change in Control

Named Executive Officer	Base Salary (1) ($)	Target Bonus (2) ($)	Benefits (3) ($)

Mark W. Mallon	2,175,000	725,000	34,000

Kathryn B. McKenzie	850,000	425,000	19,000

George C. Cardoza	1,000,000	600,000	34,000

Halley E. Gilbert	940,000	470,000	34,000

Dr. Clive D. Morris	—	—	—

(1)	Represents an amount equal to the Named Executive Officer’s base salary times two at December 31, 2021 except for Mr. Mallon who would receive three times his base salary.
(2)	Represents the Named Executive Officer’s target bonus.
(3)	Represents the estimated incremental cost to the Company for continuation of health care benefits for 12 months.

The following table presents accelerated vesting for certain equity awards outstanding to these Named Executive Officers if employment were terminated due to a change in control at December 31, 2021:

	Vesting Due to Change in Control

Named Executive Officer	Unvested Stock Option (#)	Stock Option Awards Estimated Benefit (1) ($)	Unvested Restricted Stock (#)	Restricted Stock Estimated Benefit (1) ($)

Mark W. Mallon	151,016	—	208,594	7,117,227

Kathryn B. McKenzie	70,255	263,792	42,284	1,442,730

George C. Cardoza	137,979	585,375	84,823	2,894,161

Halley E. Gilbert	63,331	—	105,086	3,585,534

Dr. Clive D. Morris	53,857	—	41,280	1,408,474

(1) Estimated benefit based on the closing stock price of $34.12 at December 31, 2021.

Timing of Potential Payments Upon Termination or Change in Control

The timing of severance payments is subject to certain terms and conditions contained within each Named Executive Officer’s agreement. For a complete description of these terms and conditions please refer to Exhibit 10.11, Form of Executive Employment Agreement between NeoGenomics, Inc. and each of its executive officers, as filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Mr. Mallon’s Separation Payments

In connection with Mr. Mallon stepping down as Chief Executive Officer, Mr. Mallon and the Company entered into a Separation Agreement dated as of March 28, 2022 (the “Separation Agreement”). Pursuant to the Separation Agreement, subject to Mr. Mallon’s execution and non-revocation of a general release of claims in favor of the Company, and Mr. Mallon’s compliance with his existing restrictive covenants, and in full consideration of any rights due under Mr. Mallon’s employment agreement with the Company, the Company will pay Mr. Mallon (i) 12 months of base salary; (ii) his target annual bonus; (iii) payment of premiums for healthcare coverage through the federal law commonly known as “COBRA” until the earliest of (a) 12 months post-termination, (b) the date Mr. Mallon and his eligible dependents cease to be eligible for such coverage under applicable law or plan terms or (c) the date at which Mr. Mallon obtains health coverage from another employer; and (iv) reimbursement for certain relocation and housing costs.

In addition, pursuant to the Separation Agreement, (i) the unvested portion of the buyout equity awards described above will become fully vested as of the separation date, and (ii) the portion of any other outstanding time-based equity awards held by Mr. Mallon that would have vested by their terms in the 12-month period following the separation date had Mr. Mallon remained continuously employed will become vested as of the separation date, with the remaining portion of each such award terminating on the separation date. Mr. Mallon will have a period of 36 months following the separation date to exercise the vested options he held as of the separation date.

Ms. Gilbert’s Separation Payments

In connection with Ms. Gilbert’s departure, Ms. Gilbert is expected to receive payments and other benefits substantially consistent with those described above under “Potential Payments Upon Termination.”

Chief Executive Officer Pay Ratio and Median Annual Total Compensation

Chief Executive Officer Pay Ratio

For 2021 the total annualized compensation of Mr. Mallon, our Chief Executive Officer, was approximately $11.8 million (determined based on his annual salary of $725,000, as permitted by SEC rules, which is different from the “Total” number included in the Summary Compensation Table above). The estimated total annualized compensation of our median employee which was approximately $74,000. The resulting ratio of our Chief Executive Officer’s pay to the pay of our median employee for the year ended December 31, 2021, was 160:1.

Median Employee Total Annual Compensation Methodology

The methodology used to identify the estimated 2021 total annual compensation of our median employee other than our Chief Executive Officer was as follows:

•

We used the employee population as of December 31, 2021, including all active full-time, part-time, and per diem employees. For employees who were newly hired during 2021, their annualized compensation was used.

•

We prepared a database including the annualized total gross amount of salary, wages, and other compensation, which—depending on the individual—could include items such as commissions, bonuses, overtime pay, and shift differentials, as reflected in our payroll records for 2021. The compensation measure excluded the following pay elements: (1) grant date fair value of any stock awards granted in 2021; (2) Company-paid 401(k) match made in 2021; and (3) Company-paid health insurance premiums in 2021.

•	We calculated the median gross pay (as described in the second bullet above) and selected the employee that made up the median.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, regarding the number of shares of Company common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders:

Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”) (1)	2,966,195	$25.46	6,807,119

Employee Stock Purchase Plan (“ESPP”) (2)	—	N/A	124,557

Total	2,966,195		6,931,676

(1)

The Company’s Equity Incentive Plan was amended, restated and subsequently approved by a majority of stockholders on December 21, 2015, and amended and subsequently approved by a majority of stockholders on May 25, 2017, and then again on May 27, 2021. The most recent amendment increased the maximum aggregate number of shares of the Company’s common stock reserved and available for issuance under the Amended Plan to 25,625,000.

(2)

The Company’s ESPP was amended, restated, and subsequently approved by a majority of stockholders on June 6, 2013, and amended and subsequently approved by a majority of stockholders on May 25, 2017, and then again on June 1, 2018. The most recent amendment increased the maximum aggregate number of shares reserved and available for issuance under the ESPP to 1,500,000.

Currently, the Company’s Equity Incentive Plan, as amended on May 27, 2021, and the Company’s ESPP, as amended on June 1, 2018, are the only equity compensation plans in effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 1, 2022, with respect to the beneficial ownership of our common stock by:

•	each person or group known by the Company to own beneficially more than five percent of the Company’s outstanding common stock;
•	each director and Named Executive Officer of the Company; and
•	the directors and executive officers of the Company as a group.

Title of Class	Name And Address Of Beneficial Owner (1)	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)

5% Stockholders

Common	Artisan Partners Limited Partnership (2)	7,732,355	6.2%

Common	Blackrock, Inc. (3)	19,328,254	15.6%

Common	The Vanguard Group (4)	12,856,969	10.4%

Common	Wellington Management Group LLP (5)	11,069,283	8.9%

Directors and Named Executive Officers

Common	Douglas M. VanOort	1,588,442	1.3%

Common	Mark W. Mallon (6)	295,361	*

Common	Lynn A. Tetrault (7)	46,202	*

Common	Bruce K. Crowther	49,564	*

Common	David J. Daly	1,623	*

Common	Dr. Alison L. Hannah (8)	102,611	*

Common	Stephen M. Kanovsky (9)	16,915	*

Common	Michael A. Kelly (10)	7,086	*

Common	Rachel A. Stahler (11)	9,227	*

Common	Kathryn B. McKenzie (12)	210,767	*

Common	George A. Cardoza (13)	544,578	*

Common	Halley E. Gilbert	147,683	*

Common	Dr. Clive D. Morris	41,280	*

Common	Directors and executive officers as a group (15 persons) (14)	1,219,576	1.0%

* Less than 1%

(1)

The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of April 1, 2022, through the exercise of any stock option or other right. As of April 1, 2022, 124,112,085 shares of the Company’s common stock were outstanding. The information in the table is based upon information supplied by executive officers and directors and Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of NeoGenomics, Inc. at 9490 NeoGenomics Way, Fort Myers, Florida 33912.

(2)

Represents shares of NeoGenomics common stock beneficially owned as of December 31, 2021, based on a Schedule 13G filed jointly on February 4, 2022, by Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP, and Artisan Partners Asset Management Inc. (collectively, “Artisan”) In such filing Artisan lists its address as 875 East Wisconsin Avenue, Milwaukee, WI 53202, and indicates that it has sole voting power with respect to 6,961,049 shares of our common stock and sole dispositive power with respect to 7,732,355 shares of our common stock.

(3)

Represents shares of NeoGenomics common stock beneficially owned as of December 31, 2021, based on a Schedule 13G/A filed on January 27, 2022, by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055, and indicates that it has sole voting power with respect to 19,048,445 shares of our common stock and sole dispositive power with respect to 19,328,254 shares of our common stock.

(4)

Represents shares of NeoGenomics common stock beneficially owned as of December 31, 2021, based on a Schedule 13G/A filed on February 10, 2022, by The Vanguard Group. In such filing The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates that it has, shared voting power with respect to 217,905 shares of our common stock, sole dispositive power with respect to 12,531,234 shares of our common stock, and shared dispositive power with respect to 325,735 shares of our common stock.

(5)

Represents shares of NeoGenomics common stock beneficially owned as of December 31, 2021, based on a Schedule 13G filed jointly on February 4, 2022, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. (collectively, “Wellington”) In such filing Wellington lists its address as 280 Congress Street, Boston, MA 02210, and indicates that it has shared voting power with respect to 9,950,123 shares of our common stock and shared dispositive power with respect to 11,069,283 shares of our common stock.

(6)	Includes options to purchase 237,960 shares that are exercisable within 60 days of April 1, 2022.
(7)	Includes options to purchase 10,425 shares that are exercisable within 60 days of April 1, 2022.
(8)	Includes options to purchase 10,734 shares that are exercisable within 60 days of April 1, 2022.
(9)	Includes options to purchase 7,717 shares that are exercisable within 60 days of April 1, 2022.
(10)	Includes options to purchase 2,223 shares that are exercisable within 60 days of April 1, 2022.
(11)	Includes options to purchase 3,448 shares that are exercisable within 60 days of April 1, 2022.
(12)	Includes options to purchase 76,324 shares that are exercisable within 60 days of April 1, 2022.
(13)	Includes options to purchase 280,421 shares that are exercisable within 60 days of April 1, 2022.
(14)	Includes options to purchase 269,734 shares that are exercisable within 60 days of April 1, 2022.

Delinquent Section 16(A) Reports

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, executive officers, and persons who own more than 10% of our common stock were complied with during 2021, except for the following three filings due to administrative oversight by the Company:

•	Ms. Dieter filed a late Form 4 on July 15, 2021, to report the surrender of 56 shares to satisfy the tax obligation in connection with the June 22, 2021, vesting of restricted stock;

•	Dr. Morris filed a late Form 4 on July 15, 2021, to report an option grant on June 18, 2021; and

•	Mr. VanOort filed a late Form 4 on August 13, 2021, to report the surrender of 5,919 shares to satisfy the tax obligation in connection with the August 1, 2021, vesting of restricted stock.

Future Stockholder Proposals

To have a proposal—intended to present at our 2023 Annual Meeting of Stockholders (2023 Annual Meeting)— considered for inclusion in the Proxy Statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2022 (unless the date of the 2023 Annual Meeting is not within 30 days of June 2, 2023, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2023 Annual Meeting). Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If a stockholder wishes to present a proposal at the 2023 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Proxy Statement and form of proxy in accordance with Rule 14a-8, the stockholder must also give written notice to the Corporate Secretary at our corporate headquarters. Our Corporate Secretary must receive the notice not less than 90 days nor more than 120 days prior to June 2, 2023, the anniversary date of the 2022 Annual Meeting; provided, however, that in the event that the 2023 Annual Meeting is called for a date that is not within 30 days before or after June 2, 2023, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The proposal must also comply with the other requirements contained in our Amended and Restated Bylaws.

Transactions with Related Persons

Corporate Policies as to Related Party Transactions

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would be required to be disclosed in our filings under SEC regulations and certain other similar transactions. Pursuant to the Company’s code of business ethics and conduct (the “Code of Ethics”), employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or legal counsel as appropriate in the circumstances. The Company evaluates these reports, along with responses to the Company’s annual director and officer questionnaires, for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is reviewed and subject to approval by our Board. The Company makes efforts to ensure that any related party transaction is on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

For the year ended December 31, 2021, no reportable related party transactions occurred.

Other Matters

We know of no other matters to be submitted to the stockholders at the 2022 Annual Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

Incorporation of Certain Information by Reference

The rules of the SEC allow the Company to “incorporate by reference” into this Proxy Statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this Proxy Statement is an important part of this Proxy Statement and is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to NeoGenomics, Inc., Attention: Investor Relations, 9490 NeoGenomics Way, Fort Myers, Florida 33912. The documents referred to above are also available from the EDGAR database that can be obtained through the SEC’s website at http:// www.sec.gov or our website at www.neogenomics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2022

Form 10-K Annual Report to Stockholders

On February 25, 2022, the Company filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2021. We have enclosed the Annual Report with this Proxy Statement. The Annual Report includes our audited financial statements for the year ended December 31, 2021, along with other financial information and management discussion, which we urge you to read carefully.

You can also obtain, free of charge, a copy of our 2021 Annual Report by:

•	writing to:

NeoGenomics, Inc.

9490 NeoGenomics Way, Fort Myers, Florida 33912

Attention: Corporate Secretary

•	telephoning us at: (866) 776-5907

You can obtain a copy of our 2021 Annual Report and other periodic filings that we make with the SEC at www.neogenomics.com or from the SEC’s EDGAR database at http://www.sec.gov.

2022 Annual Meeting Proxy Materials Results

Copies of this Proxy Statement and proxy materials ancillary hereto may be found on our website at www.neogenomics.com. We intend to publish final results from the 2022 Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four business days from the 2022 Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge from the SEC’s EDGAR database at http:// www.sec.gov.

Delivery of Documents to Stockholders Sharing an Address

Only one Proxy Statement is being delivered to two or more stockholders who share an address, unless the Company has received contrary instruction from one or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Proxy Statement, or if in the future you would like to receive multiple copies of information or Proxy Statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at 9490 NeoGenomics Way, Fort Myers, Florida 33912, Attention: Corporate Secretary, or calling (866) 776-5907.

Questions and Answers about the 2022 Annual Meeting

Q:  When and where is the 2022 Annual Meeting?

A:  The 2022 Annual Meeting will be held on Thursday, June 2, 2022, at 10:00 a.m., Eastern Time. The 2022 Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. The Company has designed the format of the Annual Meeting to ensure that shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation. You will be able to attend the 2022 Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NEO2022 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the 2022 Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on April 5, 2022 (the “Record Date”).

Q:  Who is entitled to vote at the 2022 Annual Meeting?

A:  Holders of NeoGenomics, Inc. common stock at the close of business on the Record Date for the 2022 Annual Meeting established by our Board, are entitled to receive notice of the 2022 Annual Meeting (the “Meeting Notice”), and to vote their shares at the 2022 Annual Meeting and any related adjournments or postponements. The Meeting Notice, Proxy Statement, and form of proxy are first expected to be made available to stockholders on or about April 14, 2022.

As of the close of business on the Record Date, there were 124,113,056 shares of our common stock outstanding, each entitled to one vote. We refer to the holders of shares of our common stock as “stockholders” throughout this Proxy Statement.

Q:  Who can attend the 2022 Annual Meeting?

A:  Admission to the 2022 Annual Meeting is limited to:

• stockholders as of the close of business on the Record Date;

• holders of valid proxies for the 2022 Annual Meeting; and

• our invited guests.

Q:  What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:  If your shares are registered in your name, as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held through a broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use for voting. If you hold our shares in street name through one or more banks, brokers, or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank, or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank, or other nominee regarding how to vote your shares.

Q:  What are the quorum requirements for the 2022 Annual Meeting?

A:  The presence virtually or by proxy of persons entitled to vote a majority of shares of our outstanding common stock at the 2022 Annual Meeting constitutes a quorum. Your shares of our common stock will be counted as present at the 2022 Annual Meeting for purposes of determining whether there is a quorum if a proxy card has been properly submitted by you or on your behalf, or you vote virtually at the 2022 Annual Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:  What matters will the stockholders vote on at the 2022 Annual Meeting?

A:  The stockholders will vote on the following proposals:

• Proposal 1—Election of Directors.

• Proposal 2—Advisory Vote on the Compensation Paid to our Named Executive Officers.

• Proposal 3—Approval of Third Amendment of the Employee Stock Purchase Plan (as amended and restated).

• Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm.

We will also consider other business properly brought before the 2022 Annual Meeting.

Q:  What vote is required to approve each proposal?

A:  Provided a quorum is present, the following are the voting requirements for each proposal:

• Proposal 1—Election of Directors

Each of the seven director nominees will be elected if a majority of the votes cast by stockholders virtually or via proxy are cast in favor of each respective nominee, requiring the number of votes cast “for” a director nominee’s election to exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1.

• Proposal 2—Advisory Vote on the Compensation Paid to our Named Executive Officers

Proposal 2 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. You may vote “for” or “against” or abstain from voting on Proposal 2. Because the proposal to approve the compensation paid to Named Executive Officers for the fiscal year ended December 31, 2021 is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

• Proposal 3—Approval of Third Amendment of the Employee Stock Purchase Plan (as amended and restated)

Proposal 3 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. You may vote “for” or “against” or abstain from voting on Proposal 3. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

• Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 4 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. You may vote “for” or “against” or abstain from voting on Proposal 4. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

Q:  What are the Board’s voting recommendations?

A:  Our Board recommends that you vote your shares:

• “FOR” the election of the seven directors nominated by our Board, each to serve until the 2023 annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

• “FOR” the advisory approval of the compensation paid to our Named Executive Officers;

• “FOR” the approval of the Third Amendment of the Employee Stock Purchase Plan (as amended and restated); and

• “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

Q:  How do I vote?

A:  You may vote electronically at the meeting, by mail, or by internet or telephone.

• During the meeting. To attend and participate in the 2022 Annual Meeting via live webcast, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the 2022 Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date.

• By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

• By internet or telephone. You may also vote over the internet at www.proxyvote.com or vote by telephone at 1-800-690-6903. Please see proxy card for voting instructions.

Q:  How can I change or revoke my vote?

A:  You may change your vote as follows:

• Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to NeoGenomics, Inc., 9490 NeoGenomics Way, Fort Myers, Florida 33912, Attention: Corporate Secretary, or by submitting another proxy card before the conclusion of the 2022 Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

• Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:  What if I do not specify a choice for a matter when returning a proxy?

A:  Your proxy will be treated as follows:

• Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

• Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Q:  What are abstentions?

A:  An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal.

Q:  Which ballot measures are considered “routine” or “non-routine?”

A:  The ratification of appointment of Independent Registered Public Accounting Firm (“Proposal 4”) is considered to be a routine matter under applicable rules. Broker non-votes are not expected to occur on this proposal and will have no effect on the outcome of Proposal 4.

The election of directors (“Proposal 1”), the advisory vote on the compensation paid to our Named Executive Officers (“Proposal 2”), and the approval of the third amendment of the Employee Stock Purchase Plan (as amended and restated) (“Proposal 3”) are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and therefore, there may be broker non-votes on Proposals 1, 2 and 3.

Q:  Could other matters be decided at the 2022 Annual Meeting?

A:  As of the date of the filing of this Proxy Statement, we were not aware of any matters to be raised at the 2022 Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the 2022 Annual Meeting for consideration, the proxy holders for the 2022 Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:  Who is soliciting proxies and what is the cost?

A:  We are making, and will bear all expenses incurred in connection with, the solicitation of proxies. Although we do not currently contemplate doing so, we may engage a proxy solicitation firm to assist us in soliciting proxies, and if we do so we will pay the fees of any such firm. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, electronic mail, facsimile, or virtually. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:  What should I do if I have questions regarding the 2022 Annual Meeting?

A:  If you have any questions about the 2022 Annual Meeting or would like additional copies of any of the documents referred to in this Proxy Statement, please contact our Investor Relations department by phone at (239) 768-0600.

ANNEX A:

THIRD AMENDMENT OF THE

NEOGENOMICS, INC. EMPLOYEE STOCK PURCHASE PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF APRIL 16, 2013 AND FURTHER AMENDED

ON APRIL 20, 2017 AND APRIL 20, 2018 )

This Third Amendment of the NeoGenomics, Inc. Employee Stock Purchase Plan (as most recently amended on April 20, 2018, and effective on June 1, 2018) (“Third Amendment”) is made and adopted by NeoGenomics, Inc., a Nevada corporation (the “Company”), subject to approval by the stockholders of the Company.

WHEREAS, the Company maintains the NeoGenomics, Inc. Employee Stock Purchase Plan (as most recently amended on April 20, 2018, and effective on June 1, 2018) (the “Plan”).

WHEREAS, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, pursuant to and subject to Section 14 of the Plan, contingent on approval by stockholders of the Company, if stockholder approval is required by applicable securities exchange rules or applicable law.

WHEREAS, the Board, upon recommendation by its Culture and Compensation Committee, has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Plan to (a) increase the number of shares of common stock reserved for issuance under the Plan by 1,000,000 shares, increasing the Plan share reserve from 1,500,000 shares to 2,500,000 shares; and (b) extend the term of the Plan to, unless sooner terminated in accordance with its terms, June 2, 2032.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders of the Company:

1.	Section 4(a) of the Plan is hereby amended and restated in its entirety as follows, effective June 2, 2022:

“(a) Subject to the provisions of Section 13 relating to adjustments upon changes in securities, the Shares that may be sold pursuant to Rights granted under the Plan shall not exceed in the aggregate 2,500,000 shares. If any Right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Right shall again become available for the Plan.”

2.	Unless sooner terminated in accordance with its terms, the term of this Plan shall be extended to June 2, 2032.

3.	Except as expressly or by necessary implication amended hereby, the Plan shall remain in full force and effect.

A-1

NEOGENOMICS, INC. ATTN: HALLEY E. GILBERT 9490 NEOGENOMICS WAY FORT MYERS, FL 33912

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NEO2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74757-P65457                                 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEOGENOMICS, INC.
Board of Directors Recommends a Vote FOR proposal 1.

1. Election of the directors named in the proxy statement as set forth below:
		For	Withhold
1a. Lynn A. Tetrault		☐	☐	Board of Directors Recommends a Vote FOR proposal 2.		For	Against	Abstain
1b. Bruce K. Crowther		☐	☐	2. Approval, on an advisory basis, of the Compensation Paid to the Company's Named Executive Officers.		☐	☐	☐
1c. David J. Daly		☐	☐
1d. Dr. Alison L. Hannah		☐	☐	Board of Directors Recommends a Vote FOR proposal 3.		For	Against	Abstain
1e. Stephen M. Kanovsky		☐	☐	3. Approval of the Third Amendment of the Amended and Restated Employee Stock Purchase Plan.		☐	☐	☐
1f. Michael A. Kelly		☐	☐	Board of Directors Recommends a Vote FOR proposal 4.		For	Against	Abstain
1g. Rachel A. Stahler		☐	☐	4. Ratification of the Appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm.		☐	☐	☐

Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

D74758-P65457

NEOGENOMICS, INC.

Annual Meeting of Stockholders

June 2, 2022 10:00 AM (Eastern Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Halley E. Gilbert and William B. Bonello, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, FOR THE APPROVAL OF THE THIRD AMENDMENT OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN IN PROPOSAL 3, AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 4.

Continued and to be signed on reverse side